Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Sprint Corporation
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of Sprint Corporation and subsidiaries (the "Company") as of March 31, 2019 and 2018, the related consolidated statements of operations, comprehensive (loss) income, cash flows, and changes in equity for each of the three years in the period ended March 31, 2019, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company's internal control over financial reporting as of March 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2019, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, because of the effect of the material weakness identified below on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of March 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.
In our report dated May 29, 2019, we expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting. As described below, the Company subsequently identified a material weakness in its internal control over financial reporting. Accordingly, management has revised its assessment about the effectiveness of the Company’s internal control over financial reporting and our present opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2019, as expressed herein, is different from that expressed in our previous report.
Change in Accounting Principle
As discussed in Note 2 to the financial statements, effective April 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, using the modified retrospective method.
Basis for Opinions
The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting (revised) (not presented herein). Our responsibility is to express an opinion on these financial statements and an opinion on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Material Weakness
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management's assessment: a material weakness related to an issue with the functionality that determined qualifying subscriber usage under the Lifeline program. The material weakness is the result of deficiencies in the operating effectiveness of the controls over testing changes to this functionality that determines qualifying subscriber usage and the validation of ongoing qualifying subscriber usage under the Lifeline program. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the financial statements as of and for the year ended March 31, 2019, of the Company, and this report does not affect our opinion on such financial statements.

/s/ DELOITTE & TOUCHE LLP LLP
Kansas City, Missouri
May 29, 2019 (November 12, 2019, as to the material weakness described in Management's Report on Internal Control over Financial Reporting (revised) (not presented herein))

We have served as the Company's auditor since 2012.

SPRINT CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,
	2019	2018
	(in millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$6,982	$6,610
Short-term investments	67	2,354
Accounts and notes receivable, net	3,554	3,711
Device and accessory inventory	999	1,003
Prepaid expenses and other current assets	1,289	575
Total current assets	12,891	14,253
Property, plant and equipment, net	21,201	19,925
Costs to acquire a customer contract	1,559	—
Intangible assets
Goodwill	4,598	6,586
FCC licenses and other	41,465	41,309
Definite-lived intangible assets, net	1,769	2,465
Other assets	1,118	921
Total assets	$84,601	$85,459
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,961	$3,409
Accrued expenses and other current liabilities	3,597	3,962
Current portion of long-term debt, financing and capital lease obligations	4,557	3,429
Total current liabilities	12,115	10,800
Long-term debt, financing and capital lease obligations	35,366	37,463
Deferred tax liabilities	7,556	7,294
Other liabilities	3,437	3,483
Total liabilities	58,474	59,040
Commitments and contingencies
Stockholders' equity:
Common stock, voting, par value $0.01 per share, 9.0 billion authorized, 4.081 billion and 4.005 billion issued at March 31, 2019 and 2018	41	40
Paid-in capital	28,306	27,884
Accumulated deficit	(1,883)	(1,255)
Accumulated other comprehensive loss	(392)	(313)
Total stockholders' equity	26,072	26,356
Noncontrolling interests	55	63
Total equity	26,127	26,419
Total liabilities and equity	$84,601	$85,459
See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2019	2018	2017
	(in millions, except per share amounts)
Net operating revenues:
Service	$22,857	$23,834	$25,368
Equipment sales	5,606	4,524	4,684
Equipment rentals	5,137	4,048	3,295
	33,600	32,406	33,347
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	6,664	6,801	7,861
Cost of equipment sales	6,082	6,109	6,583
Cost of equipment rentals (exclusive of depreciation below)	643	493	975
Selling, general and administrative	7,774	8,087	7,994
Depreciation - network and other	4,245	3,976	3,982
Depreciation - equipment rentals	4,538	3,792	3,116
Amortization	608	812	1,052
Goodwill impairment	2,000	—	—
Other, net	648	(391)	20
	33,202	29,679	31,583
Operating income	398	2,727	1,764
Other expense:
Interest expense	(2,563)	(2,365)	(2,495)
Other income (expense), net	187	(59)	(40)
	(2,376)	(2,424)	(2,535)
(Loss) income before income taxes	(1,978)	303	(771)
Income tax benefit (expense)	35	7,074	(435)
Net (loss) income	(1,943)	7,377	(1,206)
Less: Net loss attributable to noncontrolling interests	—	12	—
Net (loss) income attributable to Sprint Corporation	$(1,943)	$7,389	$(1,206)

Basic net (loss) income per common share attributable to Sprint Corporation	$(0.48)	$1.85	$(0.30)
Diluted net (loss) income per common share attributable to Sprint Corporation	$(0.48)	$1.81	$(0.30)
Basic weighted average common shares outstanding	4,057	3,999	3,981
Diluted weighted average common shares outstanding	4,057	4,078	3,981
See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Year Ended March 31,
	2019	2018	2017
	(in millions)
Net (loss) income	$(1,943)	$7,377	$(1,206)

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(8)	14	(1)
Net unrealized holding (losses) gain on derivatives	(22)	36	(2)
Net unrealized holding gain on securities	1	12	—
Unrecognized net periodic pension and other postretirement benefits:
Net actuarial (loss) gain	(49)	(30)	35
Less: Amortization of actuarial gain (loss), included in net (loss) income	7	(1)	3
Net unrecognized net periodic pension and other postretirement benefits	(42)	(31)	38
Other comprehensive (loss) income	(71)	31	35
Comprehensive (loss) income	$(2,014)	$7,408	$(1,171)
See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2019	2018	2017
	(in millions)
Cash flows from operating activities:
Net (loss) income	$(1,943)	$7,377	$(1,206)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Goodwill impairment	2,000	—	—
Depreciation and amortization	9,391	8,580	8,150
Provision for losses on accounts receivable	394	362	555
Share-based and long-term incentive compensation expense	132	182	93
Deferred income tax (benefit) expense	(85)	(7,119)	433
Gains from asset dispositions and exchanges	—	(479)	(354)
Loss on early extinguishment of debt	—	65	—
Amortization of long-term debt premiums, net	(112)	(158)	(302)
Loss on disposal of property, plant and equipment	1,135	868	509
Litigation and other contingencies	74	(13)	140
Contract terminations	—	(5)	111
Deferred purchase price from sale of receivables	(223)	(1,140)	(10,498)
Other changes in assets and liabilities:
Accounts and notes receivable	(150)	83	(1,017)
Inventories and other current assets	279	705	457
Accounts payable and other current liabilities	(142)	57	(365)
Non-current assets and liabilities, net	(728)	271	(308)
Other, net	407	426	312
Net cash provided by (used in) operating activities	10,429	10,062	(3,290)
Cash flows from investing activities:
Capital expenditures - network and other	(4,963)	(3,319)	(1,950)
Capital expenditures - leased devices	(7,441)	(7,461)	(4,976)
Expenditures relating to FCC licenses	(163)	(115)	(83)
Proceeds from sales and maturities of short-term investments	7,197	7,202	4,621
Purchases of short-term investments	(5,165)	(4,112)	(10,065)
Proceeds from sales of assets and FCC licenses	591	527	219
Proceeds from deferred purchase price from sale of receivables	223	1,140	10,498
Proceeds from corporate owned life insurance policies	110	2	11
Other, net	69	1	30
Net cash used in investing activities	(9,542)	(6,135)	(1,695)
Cash flows from financing activities:
Proceeds from debt and financings	9,307	8,529	10,966
Repayments of debt, financing and capital lease obligations	(9,764)	(8,518)	(5,417)
Debt financing costs	(321)	(93)	(358)
Call premiums paid on debt redemptions	—	(131)	—
Proceeds from issuance of common stock, net	291	21	50
Other, net	4	(18)	45
Net cash (used in) provided by financing activities	(483)	(210)	5,286
Net increase in cash, cash equivalents and restricted cash	404	3,717	301
Cash, cash equivalents and restricted cash, beginning of period	6,659	2,942	2,641
Cash, cash equivalents and restricted cash, end of period	$7,063	$6,659	$2,942

See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions)

	Common Stock		Paid-in Capital	Treasury Shares		(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests	Total
	Shares	Amount		Shares	Amount
Balance, March 31, 2016	3,974	$40	$27,563	1	$(3)	$(7,378)	$(439)	$—	$19,783
Net loss						(1,206)			(1,206)
Other comprehensive income, net of tax							35		35
Issuance of common stock, net	15		47	(1)	3				50
Share-based compensation expense			91						91
Capital contribution by SoftBank			6						6
Other, net			49						49
Balance, March 31, 2017	3,989	40	27,756	—	—	(8,584)	(404)	—	18,808
Net income (loss)						7,389		(12)	7,377
Other comprehensive income, net of tax							31		31
Issuance of common stock, net	16		21						21
Share-based compensation expense			182						182
Capital contribution by SoftBank			6						6
Other, net			(54)						(54)
Reclassification of certain tax effects						(60)	60		—
(Decrease) increase attributable to noncontrolling interests			(27)					75	48
Balance, March 31, 2018	4,005	40	27,884	—	—	(1,255)	(313)	63	26,419
Net loss						(1,943)		—	(1,943)
Other comprehensive loss, net of tax							(71)		(71)
Issuance of common stock, net	76	1	290						291
Share-based compensation expense			132						132
Capital contribution by SoftBank			6						6
Cumulative effect of accounting changes						1,315	(8)		1,307
Other, net			(14)						(14)
Increase (decrease) attributable to noncontrolling interests			8					(8)	—
Balance, March 31, 2019	4,081	$41	$28,306	—	$—	$(1,883)	$(392)	$55	$26,127

See Notes to the Consolidated Financial Statements

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1.Description of Operations
Sprint Corporation, including its consolidated subsidiaries, is a communications company offering a comprehensive range of wireless and wireline communications products and services that are designed to meet the needs of individual consumers, businesses, government subscribers and resellers.
The Wireless segment includes retail, wholesale, and affiliate service revenue from a wide array of wireless voice and data transmission services and equipment sales or rentals from the sale or lease of wireless devices and the sale of accessories in the U.S., Puerto Rico and the U.S. Virgin Islands. The Wireline segment includes revenue from domestic and international wireline data communication services in addition to data and all-internet protocol (IP) communication services provided to our Wireless segment.
On July 10, 2013, SoftBank Corp., which subsequently changed its name to SoftBank Group Corp., and certain of its wholly-owned subsidiaries (together, SoftBank) completed the merger (SoftBank Merger) with Sprint Nextel as contemplated by the Agreement and Plan of Merger, dated as of October 15, 2012 (as amended, the Merger Agreement) and the Bond Purchase Agreement, dated as of October 15, 2012. As a result of the SoftBank Merger, Starburst II, Inc. (Starburst II) became the parent company of Sprint Nextel. Immediately thereafter, Starburst II changed its name to Sprint Corporation and Sprint Nextel changed its name to Sprint Communications, Inc. (Sprint Communications). As a result of the completion of the SoftBank Merger in which SoftBank acquired an approximate 78% interest in Sprint Corporation and subsequent open market stock purchases, SoftBank owned nearly 85% of the outstanding common stock of Sprint Corporation as of March 31, 2019.
On April 29, 2018, we announced that we entered into a Business Combination Agreement with T-Mobile US, Inc. (T-Mobile) to merge in an all-stock transaction for a fixed exchange ratio of 0.10256 of T-Mobile shares for each Sprint share, or the equivalent of 9.75 Sprint shares for each T-Mobile share (Merger Transactions). Immediately following the Merger Transactions, Deutsche Telekom AG and SoftBank Group Corp. are expected to hold approximately 42% and 27% of fully-diluted shares of the combined company, respectively, with the remaining 31% of the fully-diluted shares of the combined company held by public stockholders. The board of directors will consist of 14 directors, of which nine will be nominated by Deutsche Telekom AG, four will be nominated by SoftBank Group Corp., and the final director will be the CEO of the combined company. The combined company will be named T-Mobile, and as a result of the Merger Transactions, is expected to be able to rapidly launch a nationwide 5G network, accelerate innovation and increase competition in the U.S. wireless, video and broadband industries. The Merger Transactions are subject to customary closing conditions, including certain state and federal regulatory approvals, and regulatory approval from the Federal Communications Commission (FCC) and the Department of Justice (DOJ) is expected in the first half of calendar year 2019. Sprint and T-Mobile completed the Hart-Scott-Rodino filing with the DOJ on May 24, 2018. On June 18, 2018, the parties filed with the FCC the merger applications, including the Public Interest Statement. On July 18, 2018, the FCC accepted the applications for filing and established a public comment period for the Merger Transaction. The formal comment period concluded on October 31, 2018. The Merger Transactions received clearance from the Committee on Foreign Investment in the United States on December 17, 2018 and are awaiting further regulatory approvals. On April 27, 2019, the parties to the Business Combination Agreement extended the Outside Date (as defined in the Business Combination Agreement) to July 29, 2019.

Note 2.Summary of Significant Accounting Policies and Other Information
Basis of Consolidation and Estimates
The consolidated financial statements include our accounts, those of our 100% owned subsidiaries, and subsidiaries we control or in which we have a controlling financial interest. All intercompany transactions and balances have been eliminated in consolidation.
The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States (U.S. GAAP). This requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements. Significant estimates and assumptions are used for, but are not limited to, allowance for doubtful accounts, estimated economic lives and residual values of property, plant and equipment, fair value of

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
identified purchased tangible and intangible assets in a business combination and fair value assessments for purposes of impairment testing.
Certain prior period amounts have been reclassified to conform to the current period presentation.
Summary of Significant Accounting Policies
Cash and Cash Equivalents
Cash equivalents generally include highly liquid investments with maturities at the time of purchase of three months or less. These investments may include money market funds, certificates of deposit, U.S. government and government-sponsored debt securities, corporate debt securities, municipal securities, bank-related securities, and credit and debit card transactions in process. The carrying amounts approximate fair value.
Short-Term Investments
Short-term investments generally include time deposits, corporate debt securities and commercial paper with terms greater than three months but less than one year at the date of purchase. The carrying amounts are recorded at amortized cost and approximate fair value. The interest earned is recognized in the consolidated statements of operations over the contractual term of the short-term investments.
Installment Receivables
The carrying value of installment receivables generally approximates fair value because the receivables are recorded at their present value, net of the deferred interest and allowance for credit losses. For certain installment sales in our indirect channel, we impute interest on the installment receivable and record a corresponding contract asset and reduction to the face amount of the related receivable. Interest income is recognized over the term of the installment contract in service revenue.
We categorize our installment receivables as prime and subprime based upon subscriber credit profiles and as unbilled, billed-current and billed-past due based upon the age of the receivable. We use proprietary scoring systems that measure the credit quality of our receivables using several factors, such as credit bureau information, subscriber credit risk scores and service plan characteristics. Payment history is subsequently monitored to further evaluate credit profiles. Prime subscriber receivables are those with lower delinquency risk and subprime subscriber receivables are those with higher delinquency risk. Subscribers within the subprime category may be required to make a down payment on their device and accessory purchases. Installment receivables for which invoices have not yet generated for the customer are considered unbilled. Installment receivables for which invoices have been generated but are not past the contractual due date are considered billed-current. Installment receivables for which invoices have been generated and the payment is approximately ten days past the contractual due date are considered billed-past due. Account balances are written-off if collection efforts are unsuccessful and future collection is unlikely based on the length of time from the day accounts become past due.
Allowance for Doubtful Accounts
An allowance for doubtful accounts is established to cover probable and reasonably estimable losses. Because of the number of subscriber accounts, it is not practical to review the collectability of each of those accounts individually to determine the amount of allowance for doubtful accounts each period, although some account level analysis is performed with respect to large wireless and wireline subscribers. The estimate of allowance for doubtful accounts considers a number of factors, including collection experience, aging of the remaining accounts receivable portfolios, credit quality of the subscriber base and other qualitative considerations, including macro-economic factors. Account balances are written off if collection efforts are unsuccessful and future collection is unlikely based on the length of time from the day accounts become past due. Amounts written off against the allowance for doubtful accounts, net of recoveries and other adjustments, were $360 million, $451 million, and $371 million for the years ended March 31, 2019, 2018, and 2017, respectively. See Note 3. Installment Receivables for additional information as it relates to the allowance for doubtful accounts specifically attributable to installment receivables.
Device and Accessory Inventory
Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. The Company sells wireless devices separately or in conjunction with a service contract. A device sold with a service contract

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
may be sold below cost, as any promotional discounts on the device are expected to be recovered through the service contract.
The net realizable value of devices and other inventory is analyzed on a regular basis. This analysis includes assessing obsolescence, sales forecasts, product life cycle, marketplace and other considerations. If assessments regarding the above factors adversely change, we may sell devices at lower prices or record a write-down to inventory for obsolete or slow-moving items prior to the point of sale.
Property, Plant and Equipment
Property, plant and equipment (PP&E), including improvements that extend useful lives, are recognized at cost. Depreciation on PP&E is generally calculated using the straight-line method based on estimated economic useful lives of 3 to 30 years for buildings and improvements and network equipment, site costs and related software and 3 to 12 years for non-network internal use software, office equipment and other. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the respective assets. Leased devices are depreciated using the straight-line method to their estimated residual value generally over the term of the lease. We calculate depreciation on certain network assets using the group life method. Accordingly, ordinary asset retirements and disposals on those assets are charged against accumulated depreciation with no gain or loss recognized. Gains or losses associated with all other asset retirements or disposals are recognized in "Other, net" in the consolidated statements of operations. Depreciation rates for assets are revised periodically to account for changes, if any, related to management's strategic objectives, technological changes, changes in estimated residual values, or obsolescence. Changes in our estimates will result in adjustments to depreciation expense prospectively over the estimated useful lives of our non-leased assets and over the remaining period of benefit for devices leased to our customers. Repair and maintenance costs and research and development costs are expensed as incurred.
We capitalize costs for network and non-network software developed or obtained for internal use during the application development stage. These costs are included in PP&E and, when the software is placed in service, are depreciated over estimated useful lives of three to five years. Costs incurred during the preliminary project and post-implementation stage, as well as maintenance and training costs, are expensed as incurred.
Long-Lived Asset Impairment
Sprint evaluates long-lived assets, including intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Asset groups are determined at the lowest level for which identifiable cash flows are largely independent of cash flows of other groups of assets and liabilities. When the carrying amount of a long-lived asset group is not recoverable and exceeds its fair value, an impairment loss is recognized equal to the excess of the asset group’s carrying value over the estimated fair value. See Note 5. Property, Plant and Equipment for additional information on long-lived asset impairments.
Certain assets that have not yet been deployed in the business, including network equipment, cell site development costs and software in development, are periodically assessed to determine recoverability. Network equipment and cell site development costs are expensed whenever events or changes in circumstances cause the Company to conclude the assets are no longer needed to meet management's strategic network plans and will not be deployed. Software development costs are expensed when it is no longer probable that the software project will be deployed. Network equipment that has been removed from the network is also periodically assessed to determine recoverability. If we experience significant operational challenges, including retaining and attracting subscribers, future cash flows of the Company may not be sufficient to recover the carrying value of our assets or asset groups, and we could record asset impairments that are material to Sprint's consolidated results of operations and financial condition.
Indefinite-Lived Intangible Assets
Our indefinite-lived intangible assets primarily consist of goodwill, certain of our trademarks and FCC licenses. Goodwill represents the excess of consideration paid over the estimated fair value of the net tangible and identifiable intangible assets acquired in business combinations. In determining whether an intangible asset, other than goodwill, is indefinite-lived, we consider the expected use of the assets, the regulatory and economic environment within which they are being used, and the effects of obsolescence on their use. We assess our indefinite-lived intangible assets, including goodwill, for impairment at least annually or, if necessary, more frequently, whenever events or changes in circumstances indicate the

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
asset may be impaired. As a result of our annual evaluation, we recorded a non-cash impairment charge of $2.0 billion related to goodwill in our wireless reporting unit during the year ended March 31, 2019.
These evaluations, which include the determination of fair value, require considerable judgment and are highly sensitive to changes in underlying assumptions. Consequently, there can be no assurance that the estimates and assumptions made for the purposes of estimating the fair values of our indefinite-lived assets, including goodwill, will prove to be an accurate prediction of the future. Sustained declines in the Company’s operating results, number of wireless subscribers, forecasted future cash flows, growth rates and other assumptions, as well as significant, sustained declines in the Company’s stock price and related market capitalization could impact the underlying key assumptions and our estimated fair values, potentially leading to an additional future material impairment of goodwill or other indefinite-lived intangible assets. See Note 6. Intangible Assets for additional information on indefinite-lived intangible asset impairments.
Derivatives and Hedging
The Company uses derivative instruments to hedge its exposure to interest rate risks arising from operating and financing activities. In accordance with its risk management policies, the Company generally does not hold or issue derivative instruments for trading or speculative purposes.
Derivatives are recognized in the consolidated balance sheets at their fair values. When the Company becomes a party to a derivative instrument and intends to apply hedge accounting, it formally documents the hedge relationship and the risk management objective for undertaking the hedge which includes designating the instrument for financial reporting purposes as a fair value hedge, a cash flow hedge, or a net investment hedge. The accounting for changes in fair value of a derivative instrument depends on whether the Company had designated it in a qualifying hedging relationship and further, on the type of hedging relationship. At March 31, 2019, the Company only held and applied hedge accounting for derivatives designated as cash flow hedges.
Changes in the fair value of a derivative not designated in a hedging relationship are recognized in the consolidated statements of operations. The changes in the fair value of a derivative designated as a cash flow hedge is recorded in "Other comprehensive (loss) income" in the consolidated statements of comprehensive (loss) income and reclassified into earnings in the period or periods during which the hedged item affects earnings.
For derivative instruments designated as hedges, the Company assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. Highly effective means that cumulative changes in the fair value of the derivative are between 80% and 125% of the cumulative changes in the fair value of the hedged item. In addition, when the Company determines that a derivative is not highly effective as a hedge, hedge accounting is discontinued. When it is probable that a hedged forecasted transaction will not occur, the Company discontinues hedge accounting for the affected portion of the forecasted transaction, and reclassifies any gains or losses in "Accumulated other comprehensive loss" to earnings in the consolidated statements of operations. When a derivative in a hedge relationship is terminated or the hedged item is sold, extinguished or terminated, hedge accounting is discontinued prospectively.
Benefit Plans
We provide a defined benefit pension plan and other postretirement benefits to certain employees, and we sponsor a defined contribution plan for all employees.
As of March 31, 2019 and 2018, the fair value of our pension plan assets and certain other postretirement benefit plan assets in aggregate was $1.4 billion in each period and the fair value of our projected benefit obligations in aggregate was $2.2 billion in each period. As a result, the plans were underfunded by approximately $800 million as of both March 31, 2019 and 2018 and were recorded as a net liability in our consolidated balance sheets. Estimated contributions totaling approximately $77 million are expected to be paid during the fiscal year 2019.
The offset to the pension liability is recorded in equity as a component of "Accumulated other comprehensive loss," net of tax, including net actuarial losses of $49 million and $30 million for the years ended March 31, 2019 and 2018, respectively, and a net actuarial gain of $35 million for the year ended March 31, 2017, which is amortized to "Other income (expense), net" in our consolidated statements of operations. The change in the net liability of the Plan in the year ended March 31, 2019 was affected by the lower than expected actual rate of return on Plan assets experienced during the year. There was no change in the discount rate used to estimate the projected benefit obligation during the year ended March 31,

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2019. The change in the net liability of the Plan in the year ended March 31, 2018 was affected by a change in the discount rate used to estimate the projected benefit obligation, decreasing from 4.3% for the year ended March 31, 2017 to 4.1% for the year ended March 31, 2018. The change in the net liability of the Plan in the year ended March 31, 2017 was affected by the higher than expected actual rate of return on Plan assets experienced during the year. There was no change in the discount rate used to estimate the projected benefit obligation during the year ended March 31, 2017. We intend to make future cash contributions to the Plan in an amount necessary to meet minimum funding requirements according to applicable benefit plan regulations.
As of December 31, 2005, the Plan was amended to freeze benefit plan accruals for participants. The objective for the investment portfolio of the pension plan is to achieve a long-term nominal rate of return, net of fees, which exceeds the plan's long-term expected rate of return on investments for funding purposes which was 7.25% and 7.50% for the years ended March 31, 2019 and 2018, respectively. To meet this objective, our investment strategy for the seven-month period ended October 31, 2017 was governed by an asset allocation policy, whereby a targeted allocation percentage is assigned to each asset class as follows: 38% to U.S. equities; 16% to international equities; 28% to fixed income investments; 9% to real estate investments; and 9% to other investments including hedge funds. Actual allocations are allowed to deviate from target allocation percentages within a range for each asset class as defined in the investment policy. As of November 1, 2017, the target allocation percentage assigned to each asset class was revised as follows: 38% to U.S. equities; 16% to international equities; 37% to fixed income investments; and 9% to real estate investments and remains consistent at March 31, 2019. The long-term expected rate of return on investments for funding purposes is 7.00% for the year ended March 31, 2020.
Investments of the Plan are measured at fair value on a recurring basis, which is determined using quoted market prices or estimated fair values. As of March 31, 2019, 27% of the investment portfolio was valued at quoted prices in active markets for identical assets; 64% was valued using quoted prices for similar assets in active or inactive markets, or other observable inputs; and 9% was valued using unobservable inputs that are supported by little or no market activity, the majority of which used the net asset value per share (or its equivalent) as a practical expedient to measure the fair value.
Under our defined contribution plan, participants may contribute a portion of their eligible pay to the plan through payroll withholdings. The Company will match 100% of the participants' pre-tax and Roth contribution (in aggregate) on the first 3% of eligible compensation for the calendar years 2019 and 2018. The Company matched 50% of the participants' pre-tax and Roth contribution (in aggregate) on the first 4% of eligible compensation for the calendar years 2017 and 2016. Fixed matching contributions totaled approximately $47 million, $38 million, and $28 million for the fiscal years ended March 31, 2019, 2018, and 2017, respectively.
Revenue Recognition
We earn revenue from contracts with customers, primarily through the provision of telecommunications and other services and the sale or rental of wireless devices and accessories. Net operating revenues primarily consist of Wireless and Wireline service revenues, revenues generated from device and accessory sales, revenues from wholesale operators and third-party affiliates. Our contracts with customers may involve multiple performance obligations, which include services, wireless devices or a combination thereof, and we allocate the transaction price between each performance obligation based on its relative standalone selling price.

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Contracts with Customers
Service-related components of the total transaction price typically consist of fixed monthly recurring charges, variable usage charges and miscellaneous fees such as activation fees, international long distance and roaming, commissions on the device insurance program, late payment and administrative fees, and certain regulatory-related fees, net of service credits. For contracts involving multiple performance obligations, such as equipment and service, revenue is allocated based on relative standalone selling price of each performance obligation. We generally recognize revenue allocated to service performance obligations as those services are rendered. As a result of the timing of our multiple billing cycles throughout each month, we are required to estimate the amount of subscriber revenues earned but not billed from the end of each billing cycle to the end of each reporting period, and to estimate and defer amounts billed but not earned as of the end of each reporting period. These estimates are based primarily on rate plans in effect and our historical usage and billing patterns. Regulatory fees and costs are recorded gross. The largest component of regulatory fees is the Universal Service Fund, which represented no more than 1% of net operating revenues for each of the years ended March 31, 2019 and 2018, and no more than 2% for the year ended March 31, 2017, in the consolidated statements of operations.
We recognize equipment sales and corresponding costs of equipment sales when title and risk of loss passes to the indirect dealer or end-use subscriber, assuming all other revenue recognition criteria are met. This typically occurs at the point of sale for direct channel sales and freight-on-board dealer destination for indirect channel sales. For the year ended March 31, 2019, equipment sales to our indirect dealers were approximately $3.5 billion. In subsidized postpaid and prepaid Wireless contracts, we subsidize the cost of the device as an incentive to retain and acquire subscribers.
We recognize revenue on equipment rentals subject to leasing contracts in accordance with the classification of the lease, which is over the lease term for operating leases or upon transfer of control over the equipment for most capital leases. Qualified subscribers can lease a device for a contractual period of time. At the end of the lease term, subscribers have the option to return the device, continue leasing the device or purchase the device. Accounting for device leases involves specific determinations under applicable lease accounting standards, which involve complex and prescriptive provisions. These provisions impact the timing and amount of revenue recognized for our leased devices. The critical elements that are considered with respect to our lease accounting are the economic life of the device and the fair value of the device, including the residual value. We only lease devices to qualifying subscribers that also purchase a service plan. To date, substantially all of our device leases were classified as operating leases. Revenues under these arrangements are allocated amongst the deliverables in the multiple-element arrangement considering the relative fair values of the lease and non-lease elements. The amount allocable to the operating lease element is included within "Equipment rentals" in the consolidated statements of operations and is recognized ratably over the lease term, which is typically two years or less.
If a multiple-element arrangement includes an option to purchase, on a monthly basis, an annual trade-in right, the amount of the total arrangement consideration is reduced by the estimated fair value of the trade-in right or the guarantee and the remaining proceeds are then allocated amongst the other deliverables in the arrangement.
Performance Obligations
Performance obligations related to our Wireless segment involve the provision of equipment and service. In most circumstances, equipment performance obligations provided to the customer as part of subsidized and installment billing contracts, or as part of standalone equipment sales, are satisfied when title and risk of loss passes to the indirect dealer or end-use subscriber, assuming all other revenue recognition criteria are met. This typically occurs at the point of sale for direct channel sales and freight-on-board dealer destination for indirect channel sales. We recognize revenue on equipment rentals subject to leasing contracts in accordance with the classification of the lease, which is over the lease term for operating leases or upon transfer of control over the equipment for most capital leases. Wireless service performance obligations are typically satisfied over 24 months for subsidized and installment billing contracts with substantive termination penalties such as Buy-One-Get-One (BOGO) contracts, over 18 to 30 months for leasing contracts, and over one month for traditional installment billing contracts. Amounts due for subsidized equipment are due at point of sale. Amounts due for equipment subject to an operating or capital lease are invoiced and collected monthly over the term of the lease. Amounts due for equipment subject to an installment billing note are invoiced and collected monthly over the term of the note, typically between 24 and 30 months for handsets and 12 to 18 months for accessories. A financing component exists in relation to subsidized and installment billing Wireless contracts. However, we do not consider the financing component to be quantitatively or qualitatively significant for installment billing contracts with durations longer than one year. For those installment billing

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
contracts with durations of one year or less, we have elected to apply the practical expedient and not adjust the transaction price for the effects of a financing component. Amounts due for Wireless services are typically invoiced and collected monthly over the relevant service period. Wireless contracts generally do not involve variable consideration, other than expected adjustments to the total transaction price related to expected future price concessions and product returns and service refunds. Our Wireless contracts include consideration resulting from monthly customer charges intended to partially recover taxes imposed on the Company, including fees related to the Universal Service Fund. These fees are based on the customer's estimated monthly voice usage and are therefore allocated to corresponding distinct months of Wireless services. We update our estimates related to return and refund obligations for Wireless equipment and services on a quarterly basis. Returns and refunds are typically provided for up to 14 days after contract inception for individual customers and for 30 days for business customers.
Performance obligations related to our Wireline business involve the provision of services to corporate customers. Wireline service performance obligations are typically satisfied over a period between 24 and 36 months. Amounts due for services are invoiced and collected periodically over the relevant service period. Wireline contracts are not subject to significant amounts of variable consideration, other than charges intended to partially recover taxes imposed on the Company, including fees related to the Universal Service Fund. Such fees are based on the customer's estimated monthly usage and are therefore allocated to corresponding distinct months of Wireline services. Our Wireline contracts do provide the customer with monthly options to purchase goods or services at prices commensurate with the standalone selling prices for those goods or services, as determined at contract inception.
Significant Judgments
The accounting estimates and judgments related to the recognition of revenue require us to make assumptions about numerous factors such as future billing adjustments, future returns, and the total contract consideration (e.g., for contracts which include customer incentives or consideration payable to the customer).
We use output methods to recognize revenue for performance obligations satisfied over time (i.e., service performance obligations). Output methods measure progress toward satisfying a performance obligation on the basis of direct measurements of the goods or services transferred to date, relative to the remaining goods or services promised under a contract. Management asserts that this method most reasonably represents the transfer of goods or services to the customer. For prepaid contracts which provide the customer with the ability to redeem fixed prepayments for future goods or services, we utilize the proportional amount of redemptions from the customer in comparison to the total expected amount of redemptions as an estimate of our progress toward satisfaction of our performance obligations. For postpaid contracts with unlimited amounts of monthly service and for Wireline contracts, we utilize the time elapsed in relation to the total contract duration as an estimate of our progress toward satisfaction of our performance obligations.
In determining the amounts of revenue to recognize, we use the following methods, inputs, and assumptions:
1.Determination of transaction price - we include any fixed and determinable charges per our contracts as part of the total transaction price. To the extent that variable consideration is not constrained, we include a probability-weighted estimate of the variable amount within the total transaction price and update our assumptions over the duration of the contract. We do not accept non-cash consideration from our customers as direct payment for the purchase of equipment at contract inception or for the purchase of ongoing services. Subject to certain restrictions, we may purchase used equipment from customers entering into a new subscriber contract. Our payment for the purchase of this used equipment may not equal its market value. In those circumstances, the expected difference between the purchase price and the market value of the used equipment is treated as an adjustment to the total transaction price of the customer's contract at contract inception.
2.Assessment of estimates of variable consideration - our Wireless contracts generally do not involve variable consideration which must be allocated amongst performance obligations at contract inception, other than expected adjustments to the total transaction price related to (a) customer equipment rebates; (b) customer retention credits; and (c) product returns and service refunds, all of which we are able to reasonably estimate at contract inception based upon historical experience with similar or identical contracts and similar or identical customers. Our Wireline contracts are generally not subject to significant amounts of variable

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
consideration. We do not consider any of our variable consideration to be constrained for the purpose of estimating the total transaction price to be allocated to our performance obligations.
3.Allocation of transaction price - we allocate the total transaction price in our contracts amongst performance obligations based upon the relative standalone selling prices of those performance obligations. We use observable external pricing of performance obligations when sold on a standalone basis as evidence of standalone selling prices. Discounts and premiums built into our transaction prices are typically allocated proportionately to all performance obligations within the contracts, exclusive of performance obligations for the delivery of accessories, which are consistently sold at a standalone selling price regardless of bundling, and with the exception of estimated Wireless customer retention credits, which are treated as a reduction in the portion of the total transaction price allocated to service revenue.
4.Measurement of returns, refunds, and other similar obligations are estimated separately for separate product and service types based upon historical experience with similar contracts and similar types of customers. The total transaction price is reduced by the amount estimated as a return, refund, or other similar obligation in relation to the sale. This amount is recorded as a current liability, unless and until our estimates have changed or the relevant obligation has been satisfied.
Costs to Acquire a Customer Contract
We compensate our dealers and retail employees using specific compensation programs. Sales commissions through these compensation programs are generally earned upon the sale of our devices, service contracts, or both, to an end-use subscriber. Incremental and direct costs to obtain and fulfill contracts with customers, such as sales commissions, are deferred and amortized consistent with the transfer of the related good or service. We capitalize incremental commissions directly related to the acquisition or renewal of customer contracts, to the extent that the costs are expected to be recovered. Capitalized costs are amortized on a straight-line basis over the shorter of the expected customer life or the expected benefit related directly to those costs.
We assess our capitalized contract acquisition asset for impairment on a quarterly basis. We impair our capitalized costs to the extent that the carrying amount of a capitalized cost exceeds (a) the remaining amount of consideration we expect to receive in exchange for the goods and services related to the cost, less (b) the expected costs related directly to providing those goods and services that have not yet been recognized as expenses.
Severance and Exit Costs
Liabilities for severance and exit costs are recognized based upon the nature of the cost to be incurred. For involuntary separation plans that are completed within the guidelines of our written involuntary separation plan, a liability is recognized when it is probable and reasonably estimable. For voluntary separation plans (VSP), a liability is recognized when the VSP is irrevocably accepted by the employee. For one-time termination benefits, such as additional severance pay or benefit payouts, and other exit costs, such as lease termination costs, the liability is measured and recognized initially at fair value in the period in which the liability is incurred, with subsequent changes to the liability recognized as adjustments in the period of change. Severance and exit costs associated with business combinations are recorded in the results of operations when incurred.
Compensation Plans
As of March 31, 2019, Sprint sponsored three incentive plans: the Amended and Restated 2015 Omnibus Incentive Plan (2015 Plan); the 2007 Omnibus Incentive Plan (2007 Plan); and the 1997 Long-Term Incentive Program (1997 Program) (together, Compensation Plans). Sprint also sponsors an Employee Stock Purchase Plan (ESPP). Under the 2015 Plan, we may grant share and non-share based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other equity-based and cash awards to employees, outside directors and other eligible individuals as defined by the plan. As of March 31, 2019, the number of shares available and reserved for future grants under the 2015 Plan and ESPP totaled approximately 190 million common shares. The Compensation Committee of our board of directors, or one or more executive officers should the Compensation Committee so authorize, as provided in the 2015 Plan, will determine the terms of each share and non-share based award. No new grants can be made under the 2007 Plan or the 1997 Program. We use new shares to satisfy share-based awards or treasury shares, if available.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The fair value of each option award is estimated on the grant date using the Black-Scholes option valuation model, based on several assumptions including the risk-free interest rate, volatility, expected dividend yield and expected term. During the year ended March 31, 2018, the Company granted approximately 3 million stock options with a weighted average grant date fair value of $3.98 per share based upon assumptions of a risk-free interest rate from 1.93% to 2.65%, expected volatility from 41.9% to 51.8%, expected dividend yield of 0% and expected term from 5.5 to 6.5. In general, options are granted with an exercise price equal to the market value of the underlying shares on the grant date, vest on an annual basis over three years, and have a contractual term of ten years. The Company did not grant any stock options during the year ended March 31, 2019. As of March 31, 2019, 22 million options were outstanding, of which 18 million options were exercisable.
We generally determine the fair value of each restricted stock unit award based on the closing price of the Company's common stock on the date of grant. Restricted stock units generally have performance and service requirements or service requirements only with vesting periods ranging from one to three years.
During the years ended March 31, 2018 and 2017, we also granted performance-based restricted stock units to executive and non-executive employees that are earned (Earned Shares) based upon the achievement of certain market conditions equal to specified volume-weighted average prices of the Company's common stock during regular trading on the New York Stock Exchange over any 150-day calendar period during a performance period specific to each grant (Performance Period). For these awards granted in the year ended March 31, 2018, the specified market criteria has not yet been achieved within the Performance Period. Upon achievement, the Earned Shares will generally vest 50% over four years from the grant date and 50% over five years from the grant date, with continuous service required through each vesting date. For these awards granted in the year ended March 31, 2017, the specified market criteria has been achieved at a threshold price target qualifying for a 100% payout, however, the Earned Shares remain subject to the vesting requirements. During the year ended March 31, 2018, the vesting schedule for Earned Shares was modified, with no incremental impact on compensation expense, to generally vest one-third over two years from the grant date, one-third over three years from the grant date, and one-third over four years from the grant date, with continuous service required through each vesting date. The fair value of these market-based restricted stock units is estimated at the date of grant using a Monte Carlo valuation methodology, which incorporates into the valuation the possibility that the market condition may not be satisfied. For the year ended March 31, 2018, assumptions used in the Monte Carlo valuation model are consistent with those we use to value stock options and include a risk-free interest rate from 1.79% to 2.42%, expected volatility from 41.9% to 51.8%, and expected dividend yield of 0%. The number of restricted stock units that ultimately vest can increase depending upon the future performance of the Company's common stock and the achievement of a higher threshold price target during the Performance Period, with a maximum payout of 120%. Compensation cost related to the share-based awards with market conditions is recognized regardless of the level of threshold price target achievement. No such awards were granted during the year ended March 31, 2019.
Employees and directors who are granted restricted stock units are not required to pay for the shares but generally must remain employed with us, or continue to serve as a member of our board of directors, until the restrictions lapse, which is typically three years for employees and one year for directors. Certain restricted stock units outstanding as of March 31, 2019, are entitled to dividend equivalents paid in cash, if dividends are declared and paid on common shares, but performance-based restricted stock units are not entitled to dividend equivalent payments until the applicable performance and service criteria have been met. During the year ended March 31, 2019, the Company granted approximately 17 million service only and performance-based restricted stock units, including those with market conditions, with a weighted average grant date fair value of $5.35 per share. At March 31, 2019, approximately 71 million restricted stock unit awards were outstanding.
Compensation Costs
The cost of employee services received in exchange for share-based awards classified as equity is measured using the estimated fair value of the award on the date of the grant, and that cost is recognized over the period that the award recipient is required to provide service in exchange for the award. Awards of instruments classified as liabilities are measured at the estimated fair value at each reporting date through settlement.
Pre-tax share and non-share based compensation charges from our incentive plans included in net income (loss) were $132 million, $182 million, and $93 million for the years ended March 31, 2019, 2018, and 2017, respectively. The net

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
income tax benefit recognized in the consolidated financial statements for share-based compensation awards was $30 million, $65 million, and $33 million for the years ended March 31, 2019, 2018, and 2017, respectively. As of March 31, 2019, there was $102 million of total unrecognized compensation cost related to non-vested incentive awards that are expected to be recognized over a weighted average period of 1.60 years.
Advertising Costs
We recognize advertising expense when incurred as selling, general and administrative expense. Advertising expenses totaled $1.1 billion, $1.3 billion, and $1.1 billion for each of the years ended March 31, 2019, 2018, and 2017, respectively.
Variable Interest Entities (VIE)
VIEs are entities which lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, have equity investors which do not have the ability to make significant decisions relating to the entity's operations through voting rights, do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity. A common type of VIE is a special purposes entity (SPE). SPEs are commonly used in securitization transactions in order to isolate certain assets and distribute the cash flows from those assets to investors. SPEs are generally structured to insulate investors from claims on the SPE's assets by creditors of other entities, including the creditors of the seller of the assets.
We are required to consolidate the assets and liabilities of VIEs when we are deemed to be the primary beneficiary. The primary beneficiary is the party which has the power to make the decisions that most significantly affect the economic performance of the VIE and has the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.
New Accounting Pronouncements
Accounting Pronouncements Adopted During the Current Year
In May 2014, the Financial Accounting Standards Board (FASB) issued new authoritative literature, Revenue from Contracts with Customers (Topic 606). This standard update, along with related subsequently issued updates, clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The new standard supersedes much of the existing authoritative literature for revenue recognition (Topic 605). The standard update also amends current guidance for the recognition of costs to obtain and fulfill contracts with customers such that incremental costs of obtaining and direct costs of fulfilling contracts with customers will be deferred and amortized consistent with the transfer of the related good or service. Upon adoption, the Company applied the standard only to contracts that were not completed, referred to as open contracts.
The Company adopted this standard update beginning on April 1, 2018 using the modified retrospective method. This method requires that the cumulative effect of initially applying the standard be recognized at the date of application beginning April 1, 2018. We recorded a pre-tax cumulative effect of $1.7 billion ($1.3 billion, net of tax) as a reduction to the April 1, 2018 opening balance of accumulated deficit. Results for reporting periods beginning after April 1, 2018 are presented under Topic 606, while amounts reported for prior periods have not been adjusted and continue to be reported under accounting standards in effect for those periods. See Note 8. Revenues from Contracts with Customers for additional information related to revenues and contract costs, including qualitative and quantitative disclosures required under Topic 606.
In January 2016, the FASB issued authoritative guidance regarding Financial Instruments, which amended guidance on the classification and measurement of financial instruments. Under the new guidance, entities will be required to measure equity investments that are not consolidated or accounted for under the equity method at fair value with any changes in fair value recorded in net income, unless the entity has elected the new practicability exception. For financial liabilities measured using the fair value option, entities will be required to separately present in other comprehensive income the portion of the changes in fair value attributable to instrument-specific credit risk. Additionally, the guidance amends certain disclosure requirements associated with the fair value of financial instruments. The Company adopted this standard update beginning on April 1, 2018 on a retrospective basis resulting in a pre-tax cumulative effect of $12 million ($8 million, net of tax) to our opening balance of accumulated deficit.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
In October 2016, the FASB issued authoritative guidance regarding Income Taxes, which amended guidance for the income tax consequences of intra-entity transfers of assets other than inventory. Under the new guidance, entities will be required to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs, thereby eliminating the recognition exception within current guidance. The Company adopted this standard on April 1, 2018 on a modified retrospective basis with no impact to our consolidated financial statements.
In January 2017, the FASB issued authoritative guidance amending Business Combinations: Clarifying the Definition of a Business, to clarify the definition of a business with the objective of providing a more robust framework to assist management when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The Company adopted this standard on April 1, 2018 with prospective application to future business combinations.
In January 2017, the FASB issued authoritative guidance regarding Intangibles - Goodwill and Other: Simplifying the Test for Goodwill Impairment, which simplifies the goodwill impairment test by eliminating the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge (Step 2 of the test), but rather to record an impairment charge based on the excess of the carrying value over its fair value. The Company adopted this standard on April 1, 2018 with no impact to our consolidated financial statements at the date of adoption.
The cumulative after-tax effect of the changes made to our consolidated balance sheet for the adoption of Topic 606 and other ASUs effective for the Company on April 1, 2018 were as follows:

		Adjustments due to
	March 31, 2018	Topic 606	Other ASUs	April 1, 2018
	(in millions)
ASSETS
Current assets:
Accounts and notes receivable, net	$3,711	$97	$—	$3,808
Device and accessory inventory	1,003	(24)	—	979
Prepaid expenses and other current assets	575	271	—	846
Costs to acquire a customer contract	—	1,219	—	1,219
Other assets	921	43	—	964
LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and other current liabilities	$3,962	$(35)	$—	$3,927
Deferred tax liabilities	7,294	366	—	7,660
Other liabilities	3,483	(32)	—	3,451
Stockholders' equity:
(Accumulated deficit) retained earnings	(1,255)	1,307	8	60
Accumulated other comprehensive loss	(313)	—	(8)	(321)
The most significant impact upon adoption of Topic 606 on April 1, 2018 was the recognition of a deferred contract cost asset of $1.2 billion, which was recorded in "Costs to acquire a customer contract" in our consolidated balance sheets for incremental contract acquisition costs paid on open contracts at the date of adoption. We are capitalizing and subsequently amortizing commission costs, which were previously expensed, related to new service contracts over the expected customer relationship period, while costs associated with contract renewals are amortized over the anticipated length of the service contract. Operating expenses were lower in fiscal year 2019 under Topic 606 compared to amounts recorded under Topic 605 due to higher deferrals of such costs compared to the amortization of prior period commission costs deferred only for open contracts at the date of adoption as permitted by Topic 606.
A reconciliation of the adjustments from the adoption of Topic 606 relative to Topic 605 on our consolidated statements of operations and balance sheets is as follows:

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended March 31, 2019
	As reported	Balances without adoption of Topic 606	Change
	(in millions, except per share amounts)
Net operating revenues:
Service	$22,857	$23,585	$(728)
Equipment sales	5,606	4,280	1,326
Equipment rentals	5,137	5,200	(63)
	33,600	33,065	535
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	6,664	6,742	(78)
Cost of equipment sales	6,082	5,937	145
Cost of equipment rentals (exclusive of depreciation below)	643	643	—
Selling, general and administrative	7,774	8,164	(390)
Depreciation - network and other	4,245	4,245	—
Depreciation - equipment rentals	4,538	4,538	—
Amortization	608	608	—
Goodwill impairment	2,000	2,000	—
Other, net	648	648	—
	33,202	33,525	(323)
Operating income (loss)	398	(460)	858
Total other expenses	(2,376)	(2,376)	—
Loss before income taxes	(1,978)	(2,836)	858
Income tax benefit	35	215	(180)
Net loss	(1,943)	(2,621)	678
Less: Net loss attributable to noncontrolling interests	—	—	—
Net loss attributable to Sprint	$(1,943)	$(2,621)	$678

Basic net loss per common share attributable to Sprint	$(0.48)	$(0.65)	$0.17
Diluted net loss per common share attributable to Sprint	$(0.48)	$(0.65)	$0.17
Basic weighted average common shares outstanding	4,057	4,057	—
Diluted weighted average common shares outstanding	4,057	4,057	—

	March 31, 2019
	As reported	Balances without adoption of Topic 606	Change
	(in millions)
ASSETS
Current assets:
Accounts and notes receivable, net	$3,554	$3,443	$111
Device and accessory inventory	999	1,020	(21)
Prepaid expenses and other current assets	1,289	651	638
Costs to acquire a customer contract	1,559	—	1,559
Other assets	1,118	916	202
LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and other current liabilities	$3,597	$3,610	$(13)
Deferred tax liabilities	7,556	7,010	546
Other liabilities	3,437	3,466	(29)
Stockholders' equity:
Accumulated deficit	(1,883)	(3,868)	1,985

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The most significant impacts to our financial statement results as reported under Topic 606 as compared to Topic 605 for the current reporting period are as follows:
1.Consideration paid to customers or on behalf of customers is included as a reduction of the total transaction price of customer contracts, resulting in a contract asset that is amortized to service revenue over the term of the contract. As a result, the income statement impact reflects an increase in equipment sales offset by a reduction in wireless service revenue. Under the previous standard, this consideration paid to customers or on behalf of customers was recognized as a reduction to revenue or as selling, general and administrative expense.
2.Costs to acquire a customer contract or for a contract renewal are now capitalized and amortized to selling, general and administrative expenses over the expected customer relationship period or length of the service contract, respectively. Under the previous standard, these commission costs were expensed as incurred.
3.Deferred tax liabilities were increased for temporary differences established upon adoption of Topic 606, primarily attributable to costs to acquire a customer contract. For income tax purposes, these commission costs will continue to be expensed as incurred.
Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued authoritative guidance regarding Leases, and has subsequently modified several areas of the standard in order to provide additional clarity and improvements. The new standard supersedes much of the existing authoritative literature for leases. This guidance requires lessees, among other things, to recognize right-of-use assets and lease liabilities on their balance sheet for all leases with lease terms longer than twelve months. In July 2018, the FASB made targeted improvements to the standard, including providing an additional and optional transition method. Under this method, an entity initially applies the standard at the adoption date, including the election of certain transition reliefs, and recognizes a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. The standard will be effective for the Company for its fiscal year beginning April 1, 2019, including interim periods within that fiscal year.
The Company will adopt the new leasing standard using the modified retrospective transition method as of the date of initial application (April 1, 2019) such that the comparative period financial statements and disclosures will not be adjusted. Upon transition, companies can elect various practical expedients. We have completed our assessment of the transition practical expedients and have concluded that we will elect practical expedients that will allow the Company to not reassess: whether a contract is a lease or contains a lease (including land easements), the classification of leases, or whether previously incurred costs are eligible for deferral as initial direct costs. Additionally, we expect to elect the use of hindsight for determining the lease term. At transition and prospectively, we will elect to not separate lease and non-lease components for most classes of assets in arrangements where we are the lessee.
As the Company has elected the modified retrospective transition method, any assets and liabilities that were recognized solely as a result of a transaction where the Company was the deemed owner during construction under the previous literature and the construction is completed will be derecognized at transition. The Company funded certain construction costs which were concluded to be prepaid lease payments; consequently, such amounts will be carried over at their depreciated balance of approximately $0.6 billion and included in the associated finance lease right-of-use assets.
Additionally, the Company is party to several leaseback arrangements. Due to the complexity of these arrangements, we have not completed our assessment of the impact upon adoption.
We currently anticipate the standard to have a material impact to our consolidated balance sheets upon adoption and in future periods. Excluding impacts associated with our leaseback arrangements, we currently estimate that upon adoption, the Company will recognize a lease liability of at least $7.0 billion. This impact is expected to be inclusive of the following:
1.The recognition of the lease liability and right-of-use assets for operating leases that were not previously recorded. The right-of-use asset will be adjusted for recognized balances associated with operating leases, including prepaid and deferred rent, cease-use liabilities and favorable or unfavorable intangible assets.
2.The impact of our election to apply hindsight in determining the lease term, such that our lease liability will generally only include payments for the initial non-cancelable lease term.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For lease arrangements where we are the lessor, the Company does not expect the adoption of the standard to have a material impact. While the standard modifies the classification and accounting for sales-type and direct finance leases, substantially all of the Company's current handset leases are classified as operating leases and the Company does not expect material sales-type or direct financing leases in future periods.
The Company is in the process of implementing significant new lease solutions, process and internal controls in order to meet the leasing standard's reporting and disclosure requirements.
In June 2016 and November 2018, the FASB issued authoritative guidance regarding Financial Instruments - Credit Losses, which requires entities to use a Current Expected Credit Loss impairment model based on expected losses rather than incurred losses. Under this model, an entity would recognize an impairment allowance equal to its current estimate of all contractual cash flows that the entity does not expect to collect from financial assets measured at amortized cost within the scope of the standard. The entity's estimate would consider relevant information about past events, current conditions and reasonable and supportable forecasts, which will result in recognition of lifetime expected credit losses. The standard will be effective for the Company's fiscal year beginning April 1, 2020, including interim reporting periods within that fiscal year, although early adoption is permitted. The Company does not expect the adoption of this guidance to have a material impact on our consolidated financial statements.
In June 2018, the FASB issued authoritative guidance regarding Compensation - Stock Compensation, which expands the scope of ASC Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The standard will be effective for the Company for its fiscal year beginning April 1, 2019, including interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the guidance and assessing its overall impact. However, we do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.
In August 2018, the FASB issued authoritative guidance regarding Fair Value Measurement: Disclosure Framework, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The standard will be effective for the Company for its fiscal year beginning April 1, 2020, including interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the guidance and assessing its overall impact. However, we do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.
In August 2018, the FASB issued authoritative guidance regarding Intangibles - Goodwill and Other - Internal-Use Software, which aligns the requirements for a customer to capitalize implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard will be effective for the Company for its fiscal year beginning April 1, 2020, including interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the guidance and assessing its overall impact.

Note 3.Installment Receivables
Certain subscribers have the option to pay for their devices in installments, generally up to a 24-month period. Short-term installment receivables are recorded in "Accounts and notes receivable, net" and long-term installment receivables are recorded in "Other assets" in the consolidated balance sheets.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the installment receivables:

	March 31,
	2019	2018
	(in millions)
Installment receivables, gross	$1,212	$1,472
Deferred interest	(71)	(106)
Installment receivables, net of deferred interest	1,141	1,366
Allowance for credit losses	(215)	(217)
Installment receivables, net	$926	$1,149

Classified in the consolidated balance sheets as:
Accounts and notes receivable, net	$679	$995
Other assets	247	154
Installment receivables, net	$926	$1,149
The balance and aging of installment receivables on a gross basis by credit category were as follows:

	March 31, 2019			March 31, 2018
	Prime	Subprime	Total	Prime	Subprime	Total
	(in millions)			(in millions)
Unbilled	$667	$459	$1,126	$951	$391	$1,342
Billed - current	43	22	65	69	29	98
Billed - past due	10	11	21	17	15	32
Installment receivables, gross	$720	$492	$1,212	$1,037	$435	$1,472
Activity in the deferred interest and allowance for credit losses for the installment receivables was as follows:

	Year Ended March 31,
	2019	2018
	(in millions)
Deferred interest and allowance for credit losses, beginning of period	$323	$506
Adjustment to deferred interest on short- and long-term installment receivables due to Topic 606	(50)	—
Bad debt expense	116	142
Write-offs, net of recoveries	(118)	(224)
Change in deferred interest on short- and long-term installment receivables	15	(101)
Deferred interest and allowance for credit losses, end of period	$286	$323

Note 4.Financial Instruments
The Company carries certain assets and liabilities at fair value. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs based on the observability as of the measurement date, is as follows: quoted prices in active markets for identical assets or liabilities; observable inputs other than the quoted prices in active markets for identical assets and liabilities; and unobservable inputs for which there is little or no market data, which require the Company to develop assumptions of what market participants would use in pricing the asset or liability.
The carrying amount of cash equivalents, accounts and notes receivable, and accounts payable approximates fair value. Short-term investments are recorded at amortized cost and the respective carrying amounts approximate the fair value that would be determined primarily using quoted prices in active markets. As of March 31, 2019, short-term investments consisted of $67 million of commercial paper. As of March 31, 2018, short-term investments totaled $2.4 billion and consisted of approximately $1.6 billion of time deposits and $765 million of commercial paper. The fair value of marketable equity securities totaling $1 million and $57 million as of March 31, 2019 and 2018, respectively, are measured on a recurring basis using quoted prices in active markets. Current and long-term debt inclusive of our other financings are carried at amortized cost.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Debt for which estimated fair value is determined based on unobservable inputs primarily represents borrowings under our secured equipment credit facilities and sales of receivables under our Accounts Receivable Facility (Receivables Facility). See Note 7. Long-Term Debt, Financing and Capital Lease Obligations for additional information. The carrying amounts associated with these borrowings approximate fair value.
The estimated fair value of the majority of our current and long-term debt, excluding our secured equipment credit facilities, and sold wireless service, installment billing and future receivables is determined based on quoted prices in active markets or by using other observable inputs that are derived principally from, or corroborated by, observable market data.
The following table presents carrying amounts and estimated fair values of current and long-term debt and financing obligations:

	Carrying amount at March 31, 2019	Estimated Fair Value Using Input Type
		Quoted prices in active markets	Observable	Unobservable	Total estimated fair value
	(in millions)
Current and long-term debt and financing obligations	$40,193	$36,642	$197	$3,970	$40,809

	Carrying amount at March 31, 2018	Estimated Fair Value Using Input Type
		Quoted prices in active markets	Observable	Unobservable	Total estimated fair value
	(in millions)
Current and long-term debt and financing obligations	$40,820	$37,549	$—	$3,737	$41,286

Note 5.Property, Plant and Equipment
Property, plant and equipment consists primarily of network equipment, leased devices and other long-lived assets used to provide service to our subscribers. Non-cash accruals included in PP&E (excluding leased devices) totaled $1.2 billion, $704 million, and $962 million as of March 31, 2019, 2018, and 2017, respectively.
The following table presents the components of PP&E, and the related accumulated depreciation:

	March 31,
	2019	2018
	(in millions)
Land	$246	$254
Network equipment, site costs and related software	24,967	22,930
Buildings and improvements	856	813
Leased devices, non-network internal use software, office equipment and other	12,627	11,149
Construction in progress	3,044	2,202
Less: accumulated depreciation	(20,539)	(17,423)
Property, plant and equipment, net	$21,201	$19,925
Network equipment, site costs and related software includes switching equipment, cell site towers, site development costs, radio frequency equipment, network software, digital fiber optic cable, transport facilities and transmission-related equipment. Buildings and improvements principally consist of owned general office facilities, retail stores and leasehold improvements. Non-network internal use software, office equipment, leased devices and other primarily consists of furniture, information technology systems, equipment and vehicles, and leased devices. Construction in progress, which is not depreciated until placed in service, primarily includes materials, transmission and related equipment, labor, engineering, site development costs, interest and other costs relating to the construction and development of our network.
Sprint offers a leasing program to its customers whereby qualified subscribers can lease a device for a contractual period of time. At the end of the lease term, the subscriber has the option to return the device, continue leasing the device, or purchase the device. As of March 31, 2019, substantially all of our device leases were classified as operating leases. Purchases of leased devices are reported as cash outflows for "Capital expenditures - leased devices" in the consolidated

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
statements of cash flows. The devices are then depreciated using the straight-line method to their estimated residual value generally over the term of the lease.
The following table presents leased devices and the related accumulated depreciation:

	March 31,
	2019	2018
	(in millions)
Leased devices	$10,972	$9,592
Less: accumulated depreciation	(4,360)	(3,580)
Leased devices, net	$6,612	$6,012
During the years ended March 31, 2019 and 2018, we had non-cash transfers of returned leased devices from property, plant and equipment to device and accessory inventory at the lower of net book value or their estimated fair value of $879 million and $661 million, respectively. Non-cash accruals included in leased devices totaled $185 million, $256 million and $158 million as of March 31, 2019, 2018 and 2017, respectively.
As of March 31, 2019, the minimum estimated payments to be received for leased devices were as follows (in millions):

Fiscal year 2019	$3,398
Fiscal year 2020	384
$3,782
During the years ended March 31, 2019, 2018 and 2017, we recorded $1.1 billion, $868 million and $509 million, respectively, of loss on disposal of property, plant and equipment, net of recoveries. Net losses that resulted from the write-off of leased devices were primarily associated with lease cancellations prior to the scheduled customer lease terms where customers did not return the devices to us. Such losses were $643 million, $493 million and $481 million for the years ended March 31, 2019, 2018 and 2017, respectively, and are included in "Cost of equipment rentals" in our consolidated statements of operations. During the years ended March 31, 2019, 2018 and 2017, we recorded $492 million, $375 million and $28 million, respectively, of losses primarily related to cell site construction costs and network equipment that are no longer recoverable as a result of changes in our network plans, which are included in "Other, net" in our consolidated statements of operations.

Note 6.Intangible Assets
Indefinite-Lived Intangible Assets
Our indefinite-lived intangible assets consist of FCC licenses, which were acquired primarily through FCC auctions and business combinations, certain of our trademarks, and goodwill. At March 31, 2019, we held 800 MHz, 1.9 GHz and 2.5 GHz FCC licenses authorizing the use of radio frequency spectrum to deploy our wireless services. As long as the Company acts within the requirements and constraints of the regulatory authorities, the renewal and extension of these licenses is reasonably certain at minimal cost. Accordingly, we have concluded that FCC licenses are indefinite-lived intangible assets. Our Sprint and Boost Mobile trademarks have also been identified as indefinite-lived intangible assets. Goodwill represents the excess of consideration paid over the estimated fair value of net tangible and identifiable intangible assets acquired in business combinations.
During the year ended March 31, 2018, Sprint and PRWireless PR, Inc. completed a transaction to combine their operations in Puerto Rico and the U.S. Virgin Islands into a new entity named PRWireless HoldCo, LLC. The companies contributed employees, subscribers, network assets and spectrum to the transaction. Sprint and PRWireless PR, Inc. have an approximate 68% and a 32% preferred economic interest, as well as a 55% and 45% common voting interest in the new entity, respectively. Sprint's ownership represents a controlling financial interest and as a result Sprint consolidates the entity and presents a noncontrolling interest in its consolidated financial statements. The consideration transferred by Sprint was allocated to assets acquired and liabilities assumed from PRWireless PR, Inc. based on their estimated fair values at the time of the transaction. Beginning total assets and liabilities of the new entity were approximately $380 million and $245 million, respectively. Of these amounts, approximately $275 million and $225 million represented the fair value of the PRWireless

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
PR, Inc. asset and liability contribution, respectively, which have increased the corresponding financial statement line items in the Sprint consolidated balance sheet at March 31, 2018. The acquired assets primarily consisted of approximately $145 million of FCC licenses, $50 million of other intangible assets and $80 million of current and fixed assets. The acquired liabilities consisted of approximately $180 million of long-term debt and $45 million of other current liabilities.
The following provides the activity of indefinite-lived intangible assets within the consolidated balance sheets:

	March 31, 2018	Net Additions (Impairments)		March 31, 2019
	(in millions)
FCC licenses	$37,274	$156		$37,430
Trademarks	4,035	—		4,035
Goodwill	6,586	(1,988)	(3)	4,598
	$47,895	$(1,832)		$46,063

	March 31, 2017	Net Additions		March 31, 2018
	(in millions)
FCC licenses	$36,550	$724	(1)	$37,274
Trademarks	4,035	—		4,035
Goodwill (3)	6,579	7	(2)	6,586
	$47,164	$731		$47,895
 _________________
(1) During the year ended March 31, 2018, net additions within FCC licenses include a $479 million increase from spectrum license exchanges described below, and approximately $145 million of spectrum licenses as a result of the transaction with PRWireless PR, Inc. described above.
(2) During the year ended March 31, 2018, $7 million was added to goodwill as a result of the transaction with PRWireless PR, Inc. as described above.
(3) Through March 31, 2019 accumulated impairment losses for goodwill are $2.0 billion. See discussion below.
Spectrum License Exchanges
In the first quarter of fiscal year 2017, we exchanged certain spectrum licenses with other carriers in non-cash transactions. As a result, we recorded a non-cash gain of $479 million, which represented the difference between the fair value and the net book value of the spectrum transferred to the other carriers resulting in a non-cash investing activity for the fair value of the licenses received of $921 million. The gain was presented in "Other, net" in the consolidated statements of operations for the year ended March 31, 2018.
Assessment of Impairment
Our annual impairment testing date for goodwill and indefinite-lived intangible assets is January 1 of each year; however, we test for impairment between our annual tests if an event occurs or circumstances change that indicate that the asset may be impaired, or in the case of goodwill, that the fair value of the reporting unit is below its carrying amount.
Our stock price at March 31, 2019 of $5.65 was below the net book value per share price of $6.39. However, subsequent to the balance sheet date, the stock price has increased to $6.91 at May 28, 2019. The quoted market price of our stock is not the sole consideration of fair value. Other considerations include, but are not limited to, expectations of future results as well as broad market and industry data.
During the year ended March 31, 2019, the Company completed its annual impairment testing for goodwill assigned to the Wireless reporting unit using quantitative approaches to determine the fair value of the Wireless reporting unit, which included a weighted calculation between income and market approaches. These approaches rely on significant unobservable inputs including, but not limited to, management’s forecasts of projected revenue, adjusted EBITDA, and cash flows. As a result of lower net customer additions, sustained negative free cash flow necessary to maintain a competitive network, and failures to meet prior forecasted projections, we updated our projected cash flows for our Wireless reporting unit. Our updated projections reflected declines in long-term revenue and adjusted EBITDA as compared to prior projections. As a result of our impairment testing, we concluded that the carrying value of the Wireless reporting unit was in excess of its estimated fair value by $2.0 billion as of January 1, 2019. As a result, a goodwill impairment charge in this amount has been recorded in our consolidated statements of operations for the year ended March 31, 2019. We did not record an impairment

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
for goodwill during the year ended March 31, 2018. Furthermore, we did not record an impairment for any other indefinite-lived intangible assets during the years ended March 31, 2019 or March 31, 2018.
The determination of fair value requires considerable judgment and is highly sensitive to changes in underlying assumptions. Consequently, there can be no assurance that the estimates and assumptions made for the purposes of the goodwill, spectrum licenses, and Sprint and Boost Mobile trade names impairment tests will prove to be an accurate prediction of the future. Sustained declines in the Company’s operating results, number of wireless subscribers, future forecasted cash flows, growth rates and other assumptions, as well as significant, persistent declines in the Company’s stock price and related market capitalization could impact the underlying key assumptions and our estimated fair values, potentially leading to an additional future material impairment of goodwill or other indefinite-lived intangible assets.
Intangible Assets Subject to Amortization
Customer relationships are amortized using the sum-of-the-months' digits method, while all other definite-lived intangible assets are amortized using the straight-line method over the estimated useful lives of the respective assets. We reduce the gross carrying value and associated accumulated amortization when specified intangible assets become fully amortized. Amortization expense related to favorable spectrum and tower leases is recognized in "Cost of services" in our consolidated statements of operations.

		March 31, 2019			March 31, 2018
	Useful Lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
		(in millions)
Customer relationships	5 to 8 years	$6,563	$(6,029)	$534	$6,562	$(5,462)	$1,100
Other intangible assets:
Favorable spectrum leases	23 years	763	(150)	613	856	(172)	684
Favorable tower leases	9 years	335	(215)	120	335	(179)	156
Trademarks	2 to 34 years	520	(89)	431	520	(74)	446
Other	5 to 10 years	137	(66)	71	129	(50)	79
Total other intangible assets		1,755	(520)	1,235	1,840	(475)	1,365
Total definite-lived intangible assets		$8,318	$(6,549)	$1,769	$8,402	$(5,937)	$2,465

	Fiscal Year 2019	Fiscal Year 2020	Fiscal Year 2021	Fiscal Year 2022	Fiscal Year 2023
	(in millions)
Estimated amortization expense	$467	$263	$110	$71	$55

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 7.Long-Term Debt, Financing and Capital Lease Obligations

	Interest Rates			Maturities			March 31, 2019	March 31, 2018
							(in millions)
Notes
Senior notes
Sprint Corporation	7.13	-	7.88%	2021	-	2026	$12,000	$12,000
Sprint Communications, Inc.	6.00	-	11.50%	2020	-	2022	4,780	4,980
Sprint Capital Corporation	6.88	-	8.75%	2019	-	2032	6,204	6,204
Senior secured notes
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC	3.36	-	5.15%	2021	-	2028	6,125	7,000
Guaranteed notes
Sprint Communications, Inc.	7.00%			2020			1,000	2,753
Credit facilities
Secured revolving bank credit facility	4.75%			2021			—	—
Secured term loans	5.00	-	5.50%	2024			5,915	3,960
PRWireless term loan	7.84%			2020			198	182
Export Development Canada (EDC)	4.75%			2019			300	300
Secured equipment credit facilities	4.13	-	4.86%	2020	-	2022	661	527
Accounts receivable facility	3.62	-	3.82%	2020			2,607	2,411
Financing obligations, capital lease and other obligations	2.35	-	12.00%	2019	-	2026	538	686
Net premiums and debt financing costs							(405)	(111)
							39,923	40,892
Less current portion							(4,557)	(3,429)
Long-term debt, financing and capital lease obligations							$35,366	$37,463

As of March 31, 2019, Sprint Corporation had $12.0 billion in aggregate principal amount of senior notes outstanding. In addition, as of March 31, 2019, the outstanding principal amount of the senior notes issued by Sprint Communications and Sprint Capital Corporation, the guaranteed notes issued by Sprint Communications, Sprint Communications' secured term loans and secured revolving bank credit facility, the EDC agreement, the secured equipment credit facilities, the Receivables Facility, and certain other obligations collectively totaled $21.9 billion in principal amount of our long-term debt. Sprint Corporation fully and unconditionally guaranteed such indebtedness, which was issued by 100% owned subsidiaries. Although certain financing agreements restrict the ability of Sprint Communications and its subsidiaries to distribute cash to Sprint Corporation, the ability of the subsidiaries to distribute cash to their respective parents, including to Sprint Communications, is generally not restricted.
As of March 31, 2019, approximately $16.1 billion aggregate principal amount of our outstanding debt, comprised of certain notes, financing and capital lease obligations, was secured by substantially all of the assets of the Company. Cash interest payments, net of amounts capitalized of $74 million, $55 million, and $44 million, totaled $2.6 billion, $2.5 billion, and $2.7 billion during each of the years ended March 31, 2019, 2018, and 2017, respectively. Our weighted average effective interest rate related to our notes and credit facilities was 6.5%, 6.2% and 6.4% for the years ended March 31, 2019, 2018 and 2017, respectively.
Notes
As of March 31, 2019, our outstanding notes consisted of senior notes and guaranteed notes, all of which are unsecured, as well as senior secured notes associated with our spectrum financing transactions. Cash interest on all of the notes is payable semi-annually in arrears with the exception of the spectrum financing senior secured notes, which is payable quarterly. As of March 31, 2019, $30.1 billion aggregate principal amount of the notes was redeemable at the Company's discretion at the then-applicable redemption prices plus accrued interest.
As of March 31, 2019, $23.9 billion aggregate principal amount of our senior notes, senior secured notes, and guaranteed notes provided holders with the right to require us to repurchase the notes if a change of control triggering event (as defined in the applicable indentures and supplemental indentures) occurs. In May 2018, we successfully completed

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
consent solicitations with respect to certain series of Sprint Corporation, Sprint Communications, and Sprint Capital Corporation senior notes. As a result of the Sprint Corporation and Sprint Communications consent solicitations, the proposed merger transaction with T-Mobile, if consummated, will not constitute a change of control as defined in the applicable indentures governing the notes.
Effective December 31, 2018, Sprint defeased the $200 million aggregate principal amount of Sprint Communications 9.25% debentures due 2022, which included the deposit of U.S. Treasury securities with the trustee to provide for the future interest and principal payments on the notes through maturity. The defeasance resulted in reductions to "Short-term investments" and "Current portion of long-term debt, financing and capital lease obligations" in the consolidated balance sheets as of December 31, 2018.
In November 2018, Sprint Communications retired $1.8 billion aggregate principal amount upon maturity of its outstanding 9.000% Guaranteed Notes.
Spectrum Financing
In October 2016, certain subsidiaries of Sprint Communications, which were not "Restricted Subsidiaries" under Sprint Capital Corporation's indentures, transferred certain directly held and third-party leased spectrum licenses (collectively, Spectrum Portfolio) to wholly-owned bankruptcy-remote special purpose entities (collectively, Spectrum Financing SPEs). The Spectrum Portfolio, which represented approximately 14% of Sprint's total spectrum holdings on a MHz-pops basis, was used as collateral to raise an initial $3.5 billion in senior secured notes (2016 Spectrum-Backed Notes) bearing interest at 3.36% per annum under a $7.0 billion securitization program. The 2016 Spectrum-Backed Notes are repayable over a five-year term, with interest-only payments over the first four quarters and amortizing quarterly principal payments thereafter commencing December 2017 through September 2021. During the year ended March 31, 2019, we made scheduled principal repayments of $875 million, resulting in a total principal amount outstanding related to the 2016 Spectrum-Backed Notes of $2.2 billion as of March 31, 2019, of which $875 million was classified as "Current portion of long-term debt, financing and capital lease obligations" in the consolidated balance sheets.
In March 2018, we amended the transaction documents governing the securitization program to allow for the issuance of more than $7.0 billion of notes outstanding pursuant to the securitization program subject to certain conditions, which, among other things, may require the contribution of additional spectrum. Also, in March 2018, we issued approximately $3.9 billion in aggregate principal amount of senior secured notes under the existing $7.0 billion securitization program, consisting of two series of senior secured notes. The first series of notes totaled $2.1 billion in aggregate principal amount, bears interest at 4.738% per annum, have quarterly interest-only payments until June 2021, and amortizing quarterly principal amounts thereafter commencing in June 2021 through March 2025. The second series of notes totaled approximately $1.8 billion in aggregate principal amount, bears interest at 5.152% per annum, have quarterly interest-only payments until June 2023, and amortizing quarterly principal amounts thereafter commencing in June 2023 through March 2028. The Spectrum Portfolio, which also serves as collateral for the 2016 Spectrum-Backed Notes, remains substantially identical to the original portfolio from October 2016.
Simultaneously with the October 2016 offering, Sprint Communications entered into a long-term lease with the Spectrum Financing SPEs for the ongoing use of the Spectrum Portfolio. The spectrum lease is an executory contract, which for accounting purposes is treated in a similar manner to an operating lease. Sprint Communications is required to make monthly lease payments to the Spectrum Financing SPEs at a market rate. The lease payments, which are guaranteed by Sprint Corporation and certain subsidiaries (none of which are "Restricted Subsidiaries" under Sprint Capital Corporation's indentures) of Sprint Communications (and are secured together with the obligations under another transaction document by substantially all of the assets of such entities on a pari passu basis up to an aggregate cap of $3.5 billion with the grant of security under the secured term loan and revolving bank credit facility and EDC (as defined below) agreement), are sufficient to service all outstanding series of the senior secured notes and the lease also constitutes collateral for the senior secured notes. Because the Spectrum Financing SPEs are wholly-owned Sprint subsidiaries, these entities are consolidated and all intercompany activity has been eliminated.
Each Spectrum Financing SPE is a separate legal entity with its own separate creditors who will be entitled, prior to and upon the liquidation of the Spectrum Financing SPEs, to be satisfied out of the Spectrum Financing SPEs' assets prior to any assets of the Spectrum Financing SPEs becoming available to Sprint. Accordingly, the assets of the Spectrum

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Financing SPEs are not available to satisfy the debts and other obligations owed to other creditors of Sprint until the obligations of the Spectrum Financing SPEs under the spectrum-backed senior secured notes are paid in full.
In June 2018, we obtained the consent of the control party under the spectrum-backed senior secured notes indenture to amend the indenture such that the proposed merger transaction with T-Mobile, if consummated, will not constitute a change of control as defined in the indenture.
Credit Facilities
Secured Term Loan and Revolving Bank Credit Facility
On February 3, 2017, we entered into a $6.0 billion credit agreement, consisting of a $4.0 billion, seven-year secured term loan (Initial Term Loan) that matures in February 2024 and a $2.0 billion secured revolving bank credit facility that expires in February 2021. As of March 31, 2019, $118 million in letters of credit were outstanding under the secured revolving bank credit facility, including the letter of credit required by the Report and Order. See Note 12. Commitments and Contingencies for additional information. As a result of the outstanding letters of credit, which directly reduce the availability of borrowings, the Company had approximately $1.9 billion of borrowing capacity available under the secured revolving bank credit facility as of March 31, 2019. The bank credit facility requires a ratio (Leverage Ratio) of total indebtedness to trailing four quarters earnings before interest, taxes, depreciation and amortization and other non-recurring items, as defined by the bank credit facility (adjusted EBITDA), not to exceed 3.75 to 1.0 through the fiscal quarter ending December 31, 2019. The Leverage Ratio must not exceed 3.5 to 1.0 for the fiscal quarter ended March 31, 2020 and each fiscal quarter ending thereafter through expiration of the facility. The Initial Term Loan has an interest rate equal to LIBOR plus 250 basis points and the secured revolving bank credit facility has an interest rate equal to LIBOR plus a spread that varies depending on the Leverage Ratio. During the year ended March 31, 2019, we made principal repayments on the Initial Term Loan totaling $40 million, resulting in a total principal amount outstanding for the Initial Term Loan of $3.9 billion as of March 31, 2019.
In consideration of the Initial Term Loan, we entered into a five-year fixed-for-floating interest rate swap on a $2.0 billion notional amount that has been designated as a cash flow hedge. The effective portion of changes in fair value are recorded in "Other comprehensive (loss) income" in the consolidated statements of comprehensive (loss) income and the ineffective portion, if any, is recorded as interest expense in current period earnings in the consolidated statements of operations. The fair value of the interest rate swap was $13 million and $41 million as of March 31, 2019 and 2018, respectively, which was recorded in "Other assets" in the consolidated balance sheets.
On November 26, 2018, the credit agreement was amended to, among other things, authorize incremental secured term loans (Incremental Term Loans) totaling $2.0 billion, of which $1.1 billion was borrowed. On February 26, 2019, the remaining $900 million was borrowed. The Incremental Term Loans mature in February 2024, have interest rates equal to LIBOR plus 300 basis points and increased the total credit facility to $8.0 billion.
PRWireless Term Loan
During the three-month period ended December 31, 2017, Sprint and PRWireless PR, Inc. completed a transaction to combine their operations in Puerto Rico and the U.S. Virgin Islands into a new entity. Prior to the formation of the new entity, PRWireless PR, Inc. had incurred debt under a secured term loan, which became debt of the new entity upon the transaction close. The secured term loan bears interest at 5.25% plus LIBOR and expires in June 2020. Any amounts repaid early may not be drawn again. During the year ended March 31, 2019, the joint venture borrowed $18 million and made principal repayments totaling $2 million, resulting in a total principal amount outstanding of $198 million as of March 31, 2019, with an additional $2 million remaining available. Sprint has provided an unsecured guarantee of repayment of the secured term loan obligations. The secured portion of the facility is limited to assets of the joint venture as the borrower.
 EDC Agreement
As of March 31, 2019, the EDC agreement provided for security and covenant terms similar to our secured term loan and revolving bank credit facility. However, under the terms of the EDC agreement, repayments of outstanding amounts cannot be redrawn. As of March 31, 2019, the total principal amount outstanding under the EDC facility was $300 million.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Secured Equipment Credit Facilities
Finnvera plc (Finnvera)
The Finnvera secured equipment credit facility provided for the ability to finance network equipment-related purchases from Nokia Solutions and Networks US LLC, USA. During the year ended March 31, 2019, we made principal repayments totaling $82 million on the facility, resulting in a total principal amount of $92 million outstanding as of March 31, 2019.
K-sure
The K-sure secured equipment credit facility provides for the ability to finance network equipment-related purchases from Samsung Telecommunications America, LLC. In October 2018, we amended the secured equipment credit facility to extend the borrowing availability through September 2019. Such borrowings are contingent upon the amount and timing of network equipment-related purchases made by Sprint. During the year ended March 31, 2019, we drew $331 million and made principal repayments totaling $75 million on the facility, resulting in a total principal amount of $450 million outstanding as of March 31, 2019.
Delcredere | Ducroire (D/D)
The D/D secured equipment credit facility provided for the ability to finance network equipment-related purchases from Alcatel-Lucent USA Inc. During the year ended March 31, 2019, we made principal repayments totaling $40 million on the facility, resulting in a total principal amount of $119 million outstanding as of March 31, 2019.
Borrowings under the Finnvera, K-sure and D/D secured equipment credit facilities are each secured by liens on the respective network equipment purchased. In addition, repayments of outstanding amounts borrowed under the secured equipment credit facilities cannot be redrawn. Each of these facilities is fully and unconditionally guaranteed by both Sprint Communications and Sprint Corporation. The secured equipment credit facilities have certain key covenants similar to those in our secured term loan and revolving bank credit facility.
Accounts Receivable Facility
Transaction Overview
Our Receivables Facility provides us the opportunity to sell certain wireless service receivables, installment receivables, and future amounts due from customers who lease certain devices from us to unaffiliated third parties (the Purchasers). The maximum funding limit under the Receivables Facility is $4.5 billion. While we have the right to decide how much cash to receive from each sale, the maximum amount of cash available to us varies based on a number of factors and, as of March 31, 2019, represents approximately 50% of the total amount of the eligible receivables sold to the Purchasers. As of March 31, 2019, the total amount outstanding under our Receivables Facility was $2.6 billion and the total amount available to be drawn was $867 million. However, subsequent to March 31, 2019, Sprint repaid $800 million under the Receivables Facility reducing amounts outstanding to $1.8 billion. In February 2017, the Receivables Facility was amended and Sprint regained effective control over the receivables transferred to the Purchasers by obtaining the right, under certain circumstances, to repurchase them. Subsequent to the February 2017 amendment, all proceeds received from the Purchasers in exchange for the transfer of our wireless service and installment receivables are recorded as borrowings. Repayments and borrowings under the Receivables Facility are reported as financing activities in the consolidated statements of cash flows. All cash collected on repurchased receivables subsequent to the February 2017 amendment was recognized in investing activities in the consolidated statements of cash flows. In June 2018, the Receivables Facility was again amended to, among other things, extend the maturity date to June 2020, increase the maximum funding limit by $200 million, reduce financing costs, add month-to-month lease receivables as eligible receivables for leases that extend past their original lease term, and change the Purchasers' commitment allocations. The Purchasers' commitments are allocated 22% to wireless service receivables and 78% to a combined pool of installment receivables, future lease receivables and month-to-month lease receivables. During the year ended March 31, 2019, we drew $6.9 billion and repaid $6.7 billion to the Purchasers.
Prior to the February 2017 amendment, wireless service and installment receivables sold to the Purchasers were treated as a sale of financial assets and we derecognized these receivables, as well as the related allowances, and recognized the net proceeds received in cash provided by operating activities in the consolidated statements of cash flows. The total proceeds from the sale of these receivables were comprised of a combination of cash, which was recognized as operating

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
activities within our consolidated statements of cash flows, and a deferred purchase price (DPP). The DPP was realized by us upon either the ultimate collection of the underlying receivables sold to the Purchasers or upon Sprint's election to receive additional advances in cash from the Purchasers subject to the total availability under the Receivables Facility. All cash collections on the DPP were recognized as investing activities in the consolidated statements of cash flows. The fees associated with these sales were recognized in "Selling, general and administrative" in the consolidated statements of operations through the date of the February 2017 amendment. Subsequent to the February 2017 amendment, the sale of wireless service and installment receivables are reported as financings, which is consistent with our historical treatment for the sale of future lease receivables, and the associated fees are recognized as "Interest expense" in the consolidated statements of operations.
Transaction Structure
Sprint contributes certain wireless service, installment and future lease receivables, as well as the associated leased devices, to Sprint's wholly-owned consolidated bankruptcy-remote special purpose entities (SPEs). At Sprint's direction, the SPEs have sold, and will continue to sell, wireless service, installment and future lease receivables to the Purchasers or to a bank agent on behalf of the Purchasers. Leased devices will remain with the SPEs, once sales are initiated, and continue to be depreciated over their estimated useful life. As of March 31, 2019, wireless service, installment and lease receivables contributed to the SPEs and included in "Accounts and notes receivable, net" in the consolidated balance sheets were $2.5 billion and the long-term portion of installment receivables included in "Other assets" in the consolidated balance sheets was $231 million. As of March 31, 2019, the net book value of devices contributed to the SPEs was $6.6 billion.
Each SPE is a separate legal entity with its own separate creditors who will be entitled, prior to and upon the liquidation of the SPE, to be satisfied out of the SPE’s assets prior to any assets in the SPE becoming available to Sprint. Accordingly, the assets of the SPE are not available to pay creditors of Sprint or any of its affiliates (other than any other SPE), although collections from these receivables in excess of amounts required to repay the advances, yield and fees of the Purchasers and other creditors of the SPEs may be remitted to Sprint during and after the term of the Receivables Facility.
Sales of eligible receivables by the SPEs generally occur daily and are settled on a monthly basis. Sprint pays a fee for the drawn and undrawn portions of the Receivables Facility. A subsidiary of Sprint services the receivables in exchange for a monthly servicing fee, and Sprint guarantees the performance of the servicing obligations under the Receivables Facility.
Variable Interest Entity
Sprint determined that certain of the Purchasers, which are multi-seller asset-backed commercial paper conduits (Conduits) are considered variable interest entities because they lack sufficient equity to finance their activities. Sprint's interest in the receivables purchased by the Conduits is not considered a variable interest because Sprint's interest is in assets that represent less than 50% of the total activity of the Conduits.
Financing Obligations, Capital Lease and Other Obligations
Tower Financing
During 2008, we sold and subsequently leased back approximately 3,000 cell sites, of which approximately 1,750 remain as of March 31, 2019. Terms extend through 2021, with renewal options for an additional 20 years. These cell sites continue to be reported as part of our "Property, plant and equipment, net" in our consolidated balance sheets due to our continued involvement with the property sold and the transaction is accounted for as a financing. The financing obligation as of March 31, 2019 is $109 million.
Capital Lease and Other Obligations
In May 2016, Sprint closed on a transaction with Shentel to acquire one of our wholesale partners, NTELOS Holdings Corporation (nTelos). The total consideration for this transaction included $181 million, on a net present value basis, of notes payable to Shentel. Sprint will satisfy its obligations under the notes payable over an expected term of five to six years, of which the remaining obligation is $151 million as of March 31, 2019. The remainder of our capital lease and other obligations of $278 million as of March 31, 2019 are primarily for the use of wireless network equipment.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Covenants
Certain indentures and other agreements require compliance with various covenants, including covenants that limit the ability of the Company and its subsidiaries to sell all or substantially all of its assets, limit the ability of the Company and its subsidiaries to incur indebtedness and liens, and require that we maintain certain financial ratios, each as defined by the terms of the indentures, supplemental indentures and financing arrangements.
As of March 31, 2019, the Company was in compliance with all restrictive and financial covenants associated with its borrowings. A default under any of our borrowings could trigger defaults under certain of our other debt obligations, which in turn could result in the maturities being accelerated.
Under our secured revolving bank credit facility, we are currently restricted from paying cash dividends because our ratio of total indebtedness to adjusted EBITDA (each as defined in the applicable agreements) exceeds 2.5 to 1.0.
Future Maturities of Long-Term Debt, Financing and Capital Lease Obligations
Aggregate amount of maturities for long-term debt, financing and capital lease obligations outstanding as of March 31, 2019, were as follows (in millions):

Fiscal year 2019	$4,455
Fiscal year 2020	5,160
Fiscal year 2021	4,926
Fiscal year 2022	2,988
Fiscal year 2023	10,829
Fiscal year 2024 and thereafter	11,970
40,328
Net premiums and debt financing costs	(405)
$39,923

Note 8.Revenues from Contracts with Customers
The Company adopted Topic 606 beginning on April 1, 2018 using the modified retrospective method. Upon adoption, the Company applied the standard only to contracts that were not completed, referred to as open contracts. We operate two reportable segments: Wireless and Wireline.
Disaggregation of Revenue
We disaggregate revenue based upon differences in accounting for underlying performance obligations. Accounting differences related to our performance obligations are driven by various factors, including the type of product offering provided, the type of customer, and the expected timing of payment for goods and services.
The following table presents disaggregated reported revenue by category:

Year Ended
March 31, 2019
(in millions)
Service revenue
Postpaid	$16,910
Prepaid	3,746
Wholesale, affiliate and other	1,177
Wireline	1,024
Total service revenue	22,857
Equipment sales	5,606
Equipment rentals	5,137
Total revenue	$33,600
Contract Assets and Liabilities
The relationship between the satisfaction of our performance obligations and collection of payments from the customer will vary depending upon the type of contract. In Wireless subsidized contracts, payment related to equipment

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
performance obligations is partially collected upfront and partially collected over the related service period resulting in a contract asset position at contract inception. In traditional Wireless installment billing contracts, the full amount of consideration related to equipment performance obligations is recognized as a receivable at contract inception and collected ratably in accordance with payment terms attached to the installment note. Traditional Wireless installment billing contracts are subject to an accounting contract duration of one month, and therefore do not result in the recognition of a contract position. In Wireless installment billing contracts that include a substantive termination penalty such as when customers receive a monthly service credit to offset monthly payments against applicable installment billing notes, the amount of the total transaction price that is allocated to equipment performance obligations is less than the amount recognized as a noncontingent receivable from the customer at contract inception, resulting in a contract liability position. In Wireless leasing contracts, the amount of cash received at inception is generally larger than the amount of upfront revenue allocated and recognized as rental income. This results in a contract liability at contract inception, which is often partially composed of deferred rental income. In prepaid contracts initiated in our indirect channel, customers may purchase a device at a discount. The Company will often reimburse the dealer some portion of this discount, which is expected to be recovered through future sales of monthly service. This results in a contract asset position at contract inception. In circumstances where prepaid customers prepay account balances, which can be used to purchase future Wireless goods or services, those amounts are recognized as a contract liability until the point where prepayments are redeemed for goods or services and the related performance obligations have been satisfied. In Wireline contracts, we record a contract position, either a contract asset or a contract liability depending upon the specific facts and circumstances of the contract, including to reflect differences between the amount of revenue allocated to equipment delivered upfront and the contractually stated price for that equipment, or if we collect nonrefundable upfront payments from customers related to installation and activation.
We capitalize incremental commissions directly related to the acquisition or renewal of customer contracts, to the extent that the costs are expected to be recovered. Capitalized costs are amortized on a straight-line basis over the shorter of the expected customer life or the expected benefit related directly to those costs.
The following table presents the opening and closing balances of our contract assets, contract liabilities, and receivables balances, as well as capitalized costs associated with contracts with customers:

	March 31,	April 1,
	2019	2018
	(in millions)
Contract assets and liabilities
Contract assets(1)	$928	$432
Billed trade receivables	2,690	2,559
Unbilled trade receivables	945	1,250
Contract liabilities(2)	1,009	1,104

Other related assets
Capitalized costs to acquire a customer contract:
Sales commissions - opening balance	$1,219
Sales commissions - additions	1,147
Amortization of capitalized sales commissions	(807)
Net costs to acquire a customer contract	$1,559
(1) The fluctuation correlates directly to the execution of new customer contracts and invoicing and collections from customers in the normal course of business.
(2) Revenue recognized during the year ended March 31, 2019, which was included within the beginning contract liability balance, amounts to $1.0 billion.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Remaining Performance Obligations
The aggregate amount of total transaction price allocated to performance obligations in contracts existing as of the balance sheet date, which are wholly or partially unsatisfied as of the end of the reporting period, and the expected time frame for satisfaction of those wholly or partially unsatisfied performance obligations, are as follows (in millions):

Year ending March 31, 2020	$8,116
Year ending March 31, 2021	1,052
Total	$9,168
The amounts disclosed above relate to the allocation of revenue amongst performance obligations in contracts existing as of the balance sheet date and not to any differences between the timing of revenue recognition and recognition of receivables or cash collection. As a result, those amounts are not necessarily reflected as a contract liability as of the balance sheet date. Included in the above amounts are $3.0 billion for the year ending March 31, 2020 and $340 million for the year ending March 31, 2021, respectively, related to the allocation of the total transaction price to future operating lease revenues. Additionally, amounts disclosed above include estimates of variable consideration, where applicable.
Our Wireless contracts generally do not involve variable consideration, other than expected adjustments to the total transaction price related to future price concessions and product returns and service refunds, all of which we are able to reasonably estimate at contract inception based upon historical experience with similar contracts and similar types of customers. In accordance with the practical expedients:
1.The amounts disclosed above do not include revenue allocated to wholly or partially unsatisfied performance obligations for which the accounting contract duration at contract inception is less than 12 months, which includes expected revenues from traditional installment billing contracts with a one-month accounting contract duration.
2.The amounts disclosed above do not include variable consideration resulting from monthly customer charges intended to partially recover taxes imposed on the Company, including fees related to the Universal Service Fund. Such fees are based on the customer's estimated monthly voice usage and are therefore allocated to corresponding distinct months of Wireless services.
3.The amounts disclosed above do not include variable consideration resulting from monthly charges to Wireless wholesale customers. Such fees are based on the customer's monthly usage of capacity and are therefore allocated to corresponding distinct months of Wireless services.
Wireline contracts are generally not subject to significant amounts of variable consideration, other than charges intended to partially recover taxes imposed on the Company, including fees related to the Universal Service Fund. Such fees are based on the customer's estimated monthly usage and are therefore allocated to corresponding distinct months of Wireline services, and recognized as revenue when invoiced in accordance with the practical expedient. Our Wireline contracts do typically provide the customer with monthly options to purchase goods or services at prices commensurate with the standalone selling prices for those goods or services as determined at contract inception.

Note 9.Severance and Exit Costs
Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under our backhaul access contracts for which we will no longer be receiving any economic benefit, and severance costs associated with reductions in our work force.
The following provides the activity in the severance and exit costs liability included in "Accounts payable," "Accrued expenses and other current liabilities" and "Other liabilities" within the consolidated balance sheets. The net expenses are included in "Other, net" within the consolidated statements of operations:

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	March 31, 2018	Net Expense		Cash Payments and Other	March 31, 2019
	(in millions)
Lease exit costs	$165	$25	(1)	$(59)	$131
Severance costs	64	23	(2)	(81)	6
Access exit costs	19	37	(3)	(20)	36
	$248	$85		$(160)	$173
 _________________
(1) For the year ended March 31, 2019, we recognized costs of $25 million (Wireless only).
(2) For the year ended March 31, 2019, we recognized costs of $23 million ($15 million Wireless, $8 million Wireline).
(3) For the year ended March 31, 2019, we recognized costs of $37 million ($26 million Wireless, $11 million Wireline) as "Severance and exit costs".

	March 31, 2017	Net (Benefit) Expense		Cash Payments and Other	March 31, 2018
	(in millions)
Lease exit costs	$249	$(2)	(4)	$(82)	$165
Severance costs	12	79	(5)	(27)	64
Access exit costs	40	3	(6)	(24)	19
	$301	$80		$(133)	$248
 _________________
(4) For the year ended March 31, 2018, we recognized a benefit of $2 million ($5 million benefit Wireless, $3 million costs Wireline).
(5) For the year ended March 31, 2018, we recognized costs of $79 million ($73 million Wireless, $6 million Wireline).
(6) For the year ended March 31, 2018, we recognized costs of $3 million ($10 million benefit Wireless, $13 million costs Wireline) as "Severance and exit costs".
We continually refine our network strategy and evaluate other potential network initiatives to improve the overall performance of our network. Additionally, major cost cutting initiatives are expected to continue to reduce operating expenses and improve our operating cash flows. As a result of these ongoing activities, we may incur future material charges associated with lease and access exit costs, severance, asset impairments, and accelerated depreciation, among others.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 10.Supplemental Financial Information

	March 31,
	2019	2018
	(in millions)
Accounts and notes receivable, net
Trade	$3,024	$2,916
Unbilled trade installment receivables and other	893	1,204
Less allowances for doubtful accounts and deferred interest	(363)	(409)
	$3,554	$3,711
Prepaid expenses and other current assets
Prepaid expenses	$278	$263
Contract assets	690	—
Deferred charges and other	321	312
	$1,289	$575
Other assets
Unbilled trade installment receivables, net	$247	$154
Investments	60	197
Restricted cash	81	49
Contract assets	238	—
Other	492	521
	$1,118	$921
Accounts payable(1)
Trade	$3,462	$3,068
Accrued interconnection costs	90	80
Capital expenditures and other	409	261
	$3,961	$3,409
Accrued expenses and other current liabilities
Deferred revenues	$288	$1,454
Accrued interest	359	423
Accrued taxes	301	410
Payroll and related	555	405
Accrued legal reserves	180	194
Severance, lease and other exit costs	50	108
Contract liabilities	962	—
Asset retirement obligations	44	145
Unfavorable lease liabilities	137	152
Other	721	671
	$3,597	$3,962
Other liabilities
Deferred rental income-communications towers	$187	$199
Deferred rent	631	605
Long-term asset retirement obligations	622	486
Long-term unfavorable lease liabilities	200	337
Postretirement benefits and other non-current employee related liabilities	789	833
Deferred spectrum lease liability	486	416
Contract liabilities	47	—
Other	475	607
	$3,437	$3,483
______________________
(1) Includes liabilities in the amounts of $75 million and $66 million as of March 31, 2019 and 2018, respectively, for payments issued in excess of associated bank balances but not yet presented for collection.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 11.Income Taxes
Sprint Corporation is the parent of an affiliated group of corporations which join in the filing of a U.S. federal consolidated income tax return. Additionally, we file income tax returns in each state jurisdiction which imposes an income tax. In certain state jurisdictions, Sprint and its subsidiaries file combined tax returns with certain other SoftBank affiliated entities. State tax expense or benefit has been determined utilizing the separate return approach as if Sprint and its subsidiaries file on a stand-alone basis. We also file income tax returns in a number of foreign jurisdictions; however, our foreign income tax activity is immaterial. Cash paid, net of refunds received, for income tax purposes for the years ended March 31, 2019, 2018 and 2017 was $40 million, $25 million and $22 million, respectively.
The U.S. federal statutory tax rates for the years ended March 31, 2019, 2018 and 2017 were 21%, 31.5% and 35%, respectively. The Tax Cuts and Jobs Act (the Tax Act) enacted in December 2017 reduced the corporate income tax rate effective January 1, 2018. The differences that caused our effective income tax rates to differ from the U.S. federal statutory rates for the years ended March 31, 2019, 2018 and 2017, respectively, were as follows:

	Year Ended March 31,
	2019	2018	2017
	(in millions)
Income tax benefit (expense) at the federal statutory rate	$415	$(95)	$270
Effect of:
State income taxes, net of federal income tax effect	(15)	(43)	24
State law changes, net of federal income tax effect	85	9	4
Increase liability for unrecognized tax benefits	(8)	(29)	(14)
Increase deferred tax liability for business activity changes	—	(89)	—
Credit for increasing research activities	17	15	15
Tax expense from organizational restructuring	(13)	—	(118)
Change in federal and state valuation allowance(1)	(8)	224	(615)
Tax benefit from the Tax Act	—	7,088	—
Non-deductible penalties	(29)	—	—
Goodwill impairment	(408)	—	—
Other, net	(1)	(6)	(1)
Income tax benefit (expense)	$35	$7,074	$(435)
Effective income tax rate	1.8%	(2,334.7)%	(56.4)%
 _______________
(1) Exclusive of $2.1 billion federal and state release included in Tax benefit from the Tax Act line for the year ended March 31, 2018.
Income tax benefit (expense) consists of the following:

	Year Ended March 31,
	2019	2018	2017
	(in millions)
Current income tax (expense) benefit
Federal	$—	$22	$50
State	(45)	(58)	(50)
Total current income tax expense	(45)	(36)	—
Deferred income tax (expense) benefit
Federal	(33)	7,234	(284)
State	118	(115)	(149)
Total deferred income tax benefit (expense)	85	7,119	(433)
Foreign income tax expense	(5)	(9)	(2)
Total income tax benefit (expense)	$35	$7,074	$(435)

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Income tax benefit (expense) allocated to other items was as follows:

	Year Ended March 31,
	2019	2018	2017
	(in millions)
Unrecognized net periodic pension and other postretirement benefit cost(1)	$12	$9	$(24)
Unrealized holding gains (losses) on derivatives(1)	$6	$(6)	$—
Unrealized holding gains on securities(1)	$7	$—	$—
_______________
(1) These amounts have been recognized in accumulated other comprehensive loss.
Income tax benefit of $35 million for the year ended March 31, 2019 was primarily attributable to the impact of state law changes enacted during the period, partially offset by expense attributable to organizational restructuring. These adjustments were primarily driven by the change in carrying value of our deferred tax assets and liabilities on temporary differences. In addition, the effective tax rate was impacted by non-deductible penalties related to litigation with the State of New York that was settled during the period and $1.9 billion of the $2.0 billion non-cash impairment charge related to goodwill as substantially all of the charge is not separately deductible for tax purposes.
Income tax benefit of $7.1 billion for the year ended March 31, 2018 was primarily attributable to the impact of the Tax Act. We recognized a $7.1 billion non-cash tax benefit through net income (loss) for the re-measurement of deferred tax assets and liabilities due to changes in tax laws included in the Tax Act. This re-measurement of deferred taxes had no impact on cash flows.
The re-measurement was driven by two provisions in the Tax Act. First as a result of the corporate tax rate reduction from 35% to 21%, we recognized a $5.0 billion non-cash tax benefit through income from continuing operations for the re-measurement of our deferred tax assets and liabilities. Secondly, the Tax Act included a provision whereby net operating losses generated in tax years beginning after December 31, 2017 may be carried forward indefinitely. The realization of deferred tax assets, including net operating loss carryforwards, is dependent on the generation of future taxable income sufficient to realize the tax deductions, carryforwards and credits. The provision in the Tax Act, modifying the carryforward period of net operating losses, changed our assessment as to the ability to recognize deferred tax assets on certain deductible temporary differences projected to be realized in tax years with an indefinite-lived carryforward period. In assessing the ability to realize these deferred tax assets, we considered taxable temporary differences from indefinite-lived assets, such as FCC licenses, to be an available source of future taxable income. This source of income was not previously considered because it could not be scheduled to reverse in the same period as the definite-lived deductible temporary differences. As a result of this change in assessment, we recognized a $2.1 billion non-cash tax benefit through income from continuing operations to reduce our valuation allowance.
Income tax expense of $435 million for the year ended March 31, 2017 was primarily attributable to taxable temporary differences from the tax amortization of FCC licenses and tax expense of $136 million on pre-tax gains from spectrum license exchanges which increased our deferred tax liability on FCC license temporary differences. In addition, we increased our state income tax valuation allowance by $89 million as a result of a shift in operations among wholly-owned subsidiaries and an organizational restructuring that occurred during the year.
Deferred income taxes are recognized for the temporary differences between the carrying amounts of our assets and liabilities for financial statement purposes and their tax bases. Deferred tax assets are also recorded for net operating loss, capital loss and tax credit carryforwards. The sources of the differences that give rise to the deferred income tax assets and liabilities as of March 31, 2019 and 2018, along with the income tax effect of each, were as follows:

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	March 31,
	2019	2018
	(in millions)
Deferred tax assets
Net operating loss carryforwards	$5,478	$4,116
Tax credit carryforwards	241	244
Property, plant and equipment	900	2,192
Debt obligations	—	64
Deferred rent	247	231
Pension and other postretirement benefits	209	219
Accruals and other liabilities	791	913
	7,866	7,979
Valuation allowance	(4,504)	(4,745)
	3,362	3,234
Deferred tax liabilities
FCC licenses	8,968	8,877
Trademarks	1,129	1,131
Intangibles	147	298
Deferred commissions	401	—
Debt obligations	15	—
Other	258	222
	10,918	10,528

Long-term deferred tax liability	$7,556	$7,294
The Tax Act, enacted in December 2017, made broad and complex changes to the U.S. tax code, including, but not limited to: (1) reducing the U.S. federal corporate tax rate from 35% to 21%; (2) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; (3) eliminating corporate alternative minimum tax; and (4) new tax rules related to foreign operations. In accordance with ASC Topic 740, Income Taxes and Staff Accounting Bulletin No. 118 (SAB 118), we made a reasonable estimate of the impacts of the Tax Act and recorded the estimate in the period ended December 31, 2017. SAB 118 allows for a measurement period not to extend beyond one year from the date of enactment to complete the accounting for the impacts of the Tax Act. As of December 31, 2018, our analysis under SAB 118 was completed, including, but not limited to, the re-measurement of deferred tax assets and liabilities. Our analysis resulted in no material adjustments to the provisional estimate recorded in the period ended December 31, 2017.
During the years ended March 31, 2019, 2018, and 2017, we generated $(61) million, $(109) million, and $204 million, respectively, of foreign (loss) income, which is included in "Income (loss) before income taxes" in the consolidated statements of operations. We have no material unremitted earnings of foreign subsidiaries.
As of March 31, 2019, we had federal net operating loss carryforwards of $21.3 billion, state net operating loss carryforwards of $16.3 billion and foreign net operating loss carryforwards of $392 million. Related to these loss carryforwards, we have recorded federal tax benefits of $4.5 billion, net state tax benefits of $937 million and foreign tax benefits of $145 million before consideration of the valuation allowances. Approximately $411 million of the federal net operating loss carryforwards expire between fiscal years 2019 and 2023, $13.6 billion expire between fiscal years 2024 and 2034 and $7.3 billion do not expire. Approximately $15.9 billion of state net operating loss carryforwards expire in varying amounts through fiscal year 2038 and approximately $402 million do not expire. Foreign net operating loss carryforwards of $22 million do not expire. The remaining foreign net operating loss carryforwards expire in varying amounts between fiscal years 2019 and 2037.
We also had available $356 million of federal and state income tax credit carryforwards as of March 31, 2019. Included in this amount are $22 million of income tax credits which expire prior to fiscal year 2020 and $296 million which expire in varying amounts between fiscal years 2020 and 2038. The remaining $38 million do not expire.
Unrecognized tax benefits are established for uncertain tax positions based upon estimates regarding potential future challenges to those positions at the largest amount that is greater than fifty percent likely of being realized upon

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
ultimate settlement. These estimates are updated at each reporting date based on the facts, circumstances and information available. Interest related to these unrecognized tax benefits is recognized in interest expense. Penalties are recognized as additional income tax expense. The unrecognized tax benefits attributable to uncertain tax positions were $242 million and $239 million, as of the March 31, 2019 and 2018, respectively. As of March 31, 2019, the unrecognized tax benefits included items that would favorably affect the income tax provision by $221 million, if recognized without an offsetting valuation allowance adjustment. The accrued liability for income tax related interest and penalties was insignificant for all periods presented.
A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

	Year Ended March 31,
	2019	2018
	(in millions)
Balance at beginning of period	$239	$190
Additions based on current year tax positions	17	21
Additions based on prior year tax positions	12	53
Reductions for prior year tax positions	(23)	(24)
Reductions for lapse of statute of limitations	(3)	(1)
Balance at end of period	$242	$239
We are not currently under examination by the U.S. Internal Revenue Service. We are involved in multiple state income tax examinations related to various years beginning with 1996, which are in various stages of the examination, administrative/judicial review or appellate process. Based on our current knowledge of the examinations, administrative/judicial reviews and appellate processes, we believe it is reasonably possible uncertain tax positions may be resolved during the next twelve months which could result in a reduction of up to $18 million in our unrecognized tax benefits.
The federal and state statutes of limitations for assessment of tax liability generally lapse three and four years, respectively, after the date the tax returns are filed. However, income tax attributes that are carried forward, such as net operating loss carryforwards, may be challenged and adjusted by taxing authorities at any time prior to the expiration of the statute of limitations for the tax year in which they are utilized.

Note 12.Commitments and Contingencies
Litigation, Claims and Assessments
On April 22, 2019, a complaint was filed in federal court in New York against the Company and two of our executive officers in their capacities as such. The lawsuit, entitled Meneses, et al. v. Sprint Corporation, et al., and purportedly brought on behalf of a class of Sprint shareholders, alleges that between January 2019 and April 2019 the defendants violated federal securities laws and rules by failing to properly disclose that certain postpaid net subscriber additions were driven by free lines and included less valuable tablet and other non-phone devices, as well as prepaid to postpaid migrations. The plaintiff seeks damages and reasonable costs and attorneys’ fees. The Company believes the lawsuit is without merit.
On April 19, 2012, the New York Attorney General filed a complaint alleging that Sprint Communications had fraudulently failed to collect and pay more than $100 million in New York sales taxes on receipts from its sale of wireless telephone services since July 2005. The complaint also sought recovery of triple damages under the State False Claims Act, as well as penalties and interest. Sprint Communications moved to dismiss the complaint on June 14, 2012. On July 1, 2013, the court entered an order denying the motion to dismiss in large part, although it did dismiss certain counts or parts of certain counts. Sprint Communications appealed that order and the intermediate appellate court affirmed the order of the trial court. On October 20, 2015, the Court of Appeals of New York affirmed the decision of the appellate court that the tax statute required us to collect and remit the disputed taxes. Our petition for certiorari to the U.S. Supreme Court on grounds of federal preemption was denied. We previously paid the principal amount of tax at issue, under protest, while the suit was pending. On December 21, 2018, Sprint Communications and the State of New York settled the dispute, as well as an unrelated tax

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
matter. As a result, the Company recognized an additional $50 million of litigation expense during the year ended March 31, 2019.
Eight related stockholder derivative suits have been filed against Sprint Communications and certain of its current and former officers and directors. Each suit alleges generally that the individual defendants breached their fiduciary duties to Sprint Communications and its stockholders by allegedly permitting, and failing to disclose, the actions alleged in the suit filed by the New York Attorney General. One suit, filed by the Louisiana Municipal Police Employees Retirement System, was dismissed by a federal court. Two suits were filed in state court in Johnson County, Kansas and one of those suits was dismissed as premature; and five suits are pending in federal court in Kansas. The remaining Kansas suits have been stayed pending resolution of the Attorney General's suit. We do not expect the resolution of these matters to have a material adverse effect on our financial position or results of operations.
Sprint is currently involved in numerous court actions alleging that Sprint is infringing various patents. Most of these cases effectively seek only monetary damages. A small number of these cases are brought by companies that sell products and seek injunctive relief as well. These cases have progressed to various degrees and a small number may go to trial if they are not otherwise resolved. Adverse resolution of these cases could require us to pay significant damages, cease certain activities, or cease selling the relevant products and services. In many circumstances, we would be indemnified for monetary losses that we incur with respect to the actions of our suppliers or service providers. We do not expect the resolution of these cases to have a material adverse effect on our financial position or results of operations.
Various other suits, inquiries, proceedings and claims, either asserted or unasserted, including purported class actions typical for a large business enterprise and intellectual property matters, are possible or pending against us or our subsidiaries. If our interpretation of certain laws or regulations, including those related to various federal or state matters such as sales, use or property taxes, or other charges were found to be mistaken, it could result in payments by us. While it is not possible to determine the ultimate disposition of each of these proceedings and whether they will be resolved consistent with our beliefs, we expect that the outcome of such proceedings, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations. During the three-month period ended September 30, 2018, we settled a state tax matter for which we had previously accrued $114 million, with no material impact on our financial position or results of operations upon final settlement.
Spectrum Reconfiguration Obligations
In 2004, the FCC adopted a Report and Order that included new rules regarding interference in the 800 MHz band and a comprehensive plan to reconfigure the 800 MHz band. The Report and Order provides for the exchange of a portion of our 800 MHz FCC spectrum licenses, and requires us to fund the cost incurred by public safety systems and other incumbent licensees to reconfigure the 800 MHz spectrum band. Also, in exchange, we received licenses for 10 MHz of nationwide spectrum in the 1.9 GHz band.
The minimum cash obligation was $2.8 billion under the Report and Order. We are, however, obligated to continue to pay the full amount of the costs relating to the reconfiguration plan, although those costs have exceeded $2.8 billion. As required under the terms of the Report and Order, a letter of credit has been secured to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. The letter of credit was initially $2.5 billion, but has been reduced during the course of the proceeding to $78 million as of March 31, 2019. Since the inception of the program, we have incurred payments of approximately $3.6 billion directly attributable to our performance under the Report and Order, including $43 million during the year ended March 31, 2019. When incurred, substantially all costs are accounted for as additions to FCC licenses with the remainder as property, plant and equipment. Based on our expenses to date and on third-party administrator's audits, we have exceeded $2.8 billion minimum cash obligation required by the FCC. On October 12, 2017, the FCC released a Declaratory Ruling that we have met the minimum cash obligation under the Report and Order and concluded that Sprint will not be required to make any payments to the U.S. Treasury.
We have recently reported to the FCC that virtually all of the public safety reconfiguration is complete across the country, including along the southern border markets which had been delayed due to coordination efforts with Mexico. Accordingly, Sprint has received its full allotment of replacement spectrum in the 800 MHz band and Sprint faces no impediments in deploying 3G CDMA and 4G LTE on this spectrum in combination with its spectrum in the 1.9 GHz and 2.5 GHz bands. A small number of non-public safety operators must still complete certain retuning work and complete

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
administrative tasks in States along the southern border, however, these remaining activities do not impact Sprint’s operations.
Future Minimum Commitments
As of March 31, 2019, the minimum estimated amounts due under operating leases, spectrum leases and service credits, and purchase orders and other commitments were as follows:

Future Minimum Commitments	Total	Fiscal Year 2019	Fiscal Year 2020	Fiscal Year 2021	Fiscal Year 2022	Fiscal Year 2023	Fiscal Year 2024 and thereafter
	(in millions)
Operating leases	$11,767	$2,277	$2,199	$1,793	$1,358	$1,039	$3,101
Spectrum leases and service credits	6,728	280	255	273	267	273	5,380
Purchase orders and other commitments	10,664	7,236	1,004	531	310	247	1,336
Total	$29,159	$9,793	$3,458	$2,597	$1,935	$1,559	$9,817
Operating Leases
We lease various equipment, office facilities, retail outlets and kiosks, switching facilities and cell sites under operating leases. The non-cancelable portion of these leases generally ranges from monthly up to 15 years. These leases, with few exceptions, provide for automatic renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. Our lease term for cell site leases, which are a majority of our leases, includes the initial non-cancelable term plus at least one renewal period if the non-cancelable term is less than ten years, as the exercise of the related renewal option or options is reasonably assured. Our cell site leases generally provide for an initial non-cancelable term of five to twelve years with up to five renewal options for five years each.
Our rental commitments for operating leases, including lease renewals that are reasonably assured, consisted mainly of leases for cell and switch sites, real estate, information technology and network equipment and office space. Total rental expense was $2.8 billion, $2.7 billion, and $3.1 billion, for the years ended March 31, 2019, 2018 and 2017, respectively.
Spectrum Leases and Service Credits
Certain of the spectrum leases provide for minimum lease payments, additional charges, renewal options and escalation clauses. Leased spectrum agreements generally have terms of up to 30 years. We expect that all renewal periods in our spectrum leases will be exercised by us.
We also have commitments to provide services to certain lessors, and to reimburse lessors for certain capital equipment and third-party service expenditures over the term of the lease. We accrue a monthly obligation for the services and equipment based on the total estimated available service credits divided by the term of the lease. The obligation is reduced by services provided and as actual invoices are presented and paid to the lessors. During the year ended March 31, 2019, we satisfied $5 million related to these commitments. The maximum remaining commitment at March 31, 2019 was $77 million and is expected to be incurred over the term of the related lease agreements, which generally range from 15 to 30 years.
Purchase Orders and Other Commitments
We are a party to other commitments, which includes, among other things, service, spectrum, network equipment, devices, asset retirement obligations and other executory contracts in connection with conducting our business. Amounts actually paid under some of these agreements will likely be higher due to variable components of these agreements. The more significant variable components that determine the ultimate obligation owed include such items as hours contracted, subscribers and other factors. In addition, we are a party to various arrangements that are conditional in nature and obligate us to make payments only upon the occurrence of certain events, such as the delivery of functioning software or a product. Because it is not possible to predict the timing or amounts that may be due under these conditional arrangements, no such amounts have been included in the table above.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 13.Stockholders' Equity and Per Share Data
Our certificate of incorporation authorizes 10,020,000,000 shares of capital stock as follows:
1. 9,000,000,000 shares of common stock, par value $0.01 per share;
2. 1,000,000,000 shares of non-voting common stock, par value $0.01 per share; and
3. 20,000,000 shares of preferred stock, par value $0.0001 per share.
Classes of Common Stock
Voting Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders. There were approximately 4.1 billion shares of common stock outstanding as of March 31, 2019.
Treasury Shares
Shares of common stock repurchased by us are recorded at cost as treasury shares and result in a reduction of stockholders' equity. We reissue treasury shares as part of our stockholder approved stock-based compensation programs, as well as upon conversion of outstanding securities that are convertible into common stock. When shares are reissued, we determine the cost using the FIFO method.
Dividends
We did not declare any dividends on our common shares for all periods presented in the consolidated financial statements. We are currently restricted from paying cash dividends by the terms of our secured revolving bank credit facility (see Note 7. Long-Term Debt, Financing and Capital Lease Obligations).
Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss, net of tax were as follows:

	March 31,
	2019	2018
	(in millions)
Unrecognized net periodic pension and postretirement benefit cost	$(379)	$(337)
Unrealized net gains related to investments	1	8
Unrealized net gains on derivatives	10	32
Foreign currency translation adjustments	(24)	(16)
Accumulated other comprehensive loss	$(392)	$(313)

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Per Share Data
The computation of basic and diluted net (loss) income per common share attributable to Sprint was as follows:

	Year Ended
	March 31,
	2019	2018

Net income	$(1,943)	$7,377
Less: Net loss attributable to noncontrolling interests	—	12
Net income attributable to Sprint	$(1,943)	$7,389

Basic weighted average common shares outstanding	4,057	3,999
Effect of dilutive securities:
Options and restricted stock units	—	61
Warrants(1)	—	18
Diluted weighted average common shares outstanding	4,057	4,078

Basic net income per common share attributable to Sprint	$(0.48)	$1.85
Diluted net income per common share attributable to Sprint	$(0.48)	$1.81

Potentially dilutive securities:
Outstanding stock options(2)	92	6
 _________________
(1) For the year ended March 31, 2018, dilutive securities attributable to warrants include 14 million shares issuable under the warrant held by SoftBank. At the close of the merger with SoftBank, the warrant was issued at $5.25 per share. On July 10, 2018, SoftBank exercised its warrant in full to purchase 55 million shares of Sprint common stock for $287 million.
(2) Potentially dilutive securities were not included in the computation of diluted net (loss) income per common share if to do so would have been antidilutive.

Note 14.Segments
Sprint operates two reportable segments: Wireless and Wireline.
1.Wireless primarily includes retail, wholesale, and affiliate revenue from a wide array of wireless voice and data transmission services, revenue from the sale of wireless devices (handsets and tablets) and accessories, and equipment rentals from devices leased to customers, all of which are generated in the U.S., Puerto Rico and the U.S. Virgin Islands.
2.Wireline primarily includes revenue from domestic and international wireline communication services provided to other communications companies and targeted business subscribers, in addition to our Wireless segment.
We define segment earnings as wireless or wireline operating income (loss) before other segment expenses such as depreciation, amortization, severance, exit costs, goodwill impairments, asset impairments, and other items, if any, solely and directly attributable to the segment representing items of a non-recurring or unusual nature. Expense and income items excluded from segment earnings are managed at the corporate level. Transactions between segments are generally accounted for based on market rates, which we believe approximate fair value. The Company generally re-establishes these rates at the beginning of each fiscal year. The impact of intercompany pricing rate changes to our Wireline segment earnings does not affect our consolidated results of operations as our Wireless segment has an equivalent offsetting impact in cost of services.
Segment financial information is as follows:

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Statement of Operations Information	Wireless including hurricane	Wireless hurricane	Wireless excluding hurricane	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Year Ended March 31, 2019
Net operating revenues(1)	$32,559	$(3)	$32,556	$1,024	$17	$33,597
Inter-segment revenues(2)	—	—	—	272	(272)	—
Total segment operating expenses(1)	(19,713)	(7)	(19,720)	(1,365)	261	(20,824)
Segment earnings (loss)	$12,846	$(10)	$12,836	$(69)	$6	12,773
Less:
Depreciation - network and other						(4,245)
Depreciation - equipment rentals						(4,538)
Amortization						(608)
Hurricane-related reimbursements(1)						32
Merger costs(3)						(346)
Goodwill impairment(4)						(2,000)
Other, net(5)						(670)
Operating income						398
Interest expense						(2,563)
Other income, net						187
Income before income taxes						$(1,978)

Statement of Operations Information	Wireless including hurricane and other	Wireless hurricane and other	Wireless excluding hurricane and other	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Year Ended March 31, 2018
Net operating revenues(1)	$31,137	$33	$31,170	$1,251	$18	$32,439
Inter-segment revenues(2)	—	—	—	328	(328)	—
Total segment operating expenses(1)	(20,090)	125	(19,965)	(1,697)	292	(21,370)
Segment earnings (loss)	$11,047	$158	$11,205	$(118)	$(18)	11,069
Less:
Depreciation - network and other						(3,976)
Depreciation - equipment rentals						(3,792)
Amortization						(812)
Hurricane-related costs(1)						(107)
Other, net(5)						345
Operating income						2,727
Interest expense						(2,365)
Other expense, net						(59)
Income before income taxes						$303

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Statement of Operations Information	Wireless	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
Year Ended March 31, 2017
Net operating revenues	$31,787	$1,545	$15	$33,347
Inter-segment revenues(2)	—	498	(498	—
Total segment operating expenses	(21,973)	(1,924)	484	(23,413)
Segment earnings	$9,814	$119	$1	9,934
Less:
Depreciation - network and other				(3,982)
Depreciation - equipment rentals				(3,116)
Amortization				(1,052)
Other, net(5)				(20)
Operating income				1,764
Interest expense				(2,495)
Other expense, net				(40)
Loss before income taxes				$(771)

Other Information	Wireless	Wireline	Corporate and Other	Consolidated
	(in millions)
As of and for the year ended March 31, 2019
Capital expenditures	$11,776	$242	$386	$12,404
Total assets	$74,929	$1,148	$8,524	$84,601

As of and for the year ended March 31, 2018
Capital expenditures	$10,221	$166	$393	$10,780
Total assets	$73,834	$1,117	$10,508	$85,459

As of and for the year ended March 31, 2017
Capital expenditures	$6,568	$94	$264	$6,926
Total assets	$74,098	$1,168	$9,857	$85,123

 _________________
(1) The year ended March 31, 2019 includes $32 million of hurricane-related reimbursements, which are classified in our consolidated statements of operations as follows: $3 million as revenue in net operating revenues, $6 million as cost of services, $1 million as selling, general and administrative expenses and $22 million as other, net, all within the Wireless segment. The year ended March 31, 2018 includes $107 million of hurricane-related costs which are classified in our consolidated statements of operations as follows: $33 million as contra-revenue in net operating revenues, $48 million as cost of services, $21 million as selling, general and administrative expenses and $5 million as other, net, all within the Wireless segment. In addition, the year ended March 31, 2018 includes a $51 million charge related to a regulatory fee matter, which is classified as cost of services in our consolidated statements of operations.
(2) Inter-segment revenues consist primarily of wireline services provided to the Wireless segment for resale to, or use by, wireless subscribers.
(3) The year ended March 31, 2019 includes $346 million of merger-related costs, which were recorded as selling, general and administrative expenses in the consolidated statements of operations.
(4) During the year ended March 31, 2019, the Company completed its annual impairment testing for goodwill assigned to the Wireless reporting unit and as a result, recorded a non-cash impairment charge of $2.0 billion. See Note 6. Intangible Assets.
(5) Other, net for the year ended March 31, 2019 consists of $85 million of severance and exit costs primarily due to access termination charges, lease exit costs and reductions in work force. The year ended March 31, 2019 includes $492 million of loss on disposal of property, plant and equipment primarily related to cell site construction costs and network equipment that are no longer recoverable as a result of changes in our network plans. In addition, the year ended March 31, 2019 includes a $15 million gain from the sale of certain assets, $74 million in litigation expense and $34 million associated with the purchase of certain leased spectrum assets, which upon termination of the related spectrum leases resulted in the accelerated recognition of the unamortized favorable lease balances. Other, net for the year ended March 31, 2018 consists of $80 million of severance and exit costs and a $364 million loss on disposal of property, plant and equipment, which consisted of a $370 million loss related to cell site construction costs that are no longer recoverable as a result of changes in our network plans, slightly offset by a $6 million gain. In addition, the year ended March 31, 2018 included a $479 million non-cash gain related to spectrum license exchanges with other carriers, net reductions of $305 million primarily associated with legal settlements or favorable developments in pending legal proceedings, combined with a $5 million reversal of previously accrued contract termination costs related to the termination of our relationship with General Wireless Operations Inc. (RadioShack). Other, net for the year ended March 31, 2017 consists of $66 million of severance and exit costs, $140 million for a state tax matter combined with legal reserves related to other pending legal suits and proceedings, and a $28 million loss on disposal of property, plant and equipment related to cell site construction costs that are no longer recoverable as a result of changes in our network plans. In addition, the year ended March 31, 2017 included a $354 million non-cash gain related to spectrum license exchanges with other carriers and $140 million of contract termination costs, primarily related to the termination of our pre-existing wholesale arrangement with nTelos, as a result of the Shentel transaction combined with the costs related to the termination of our relationship with General Wireless Operations Inc. (RadioShack).

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Year Ended March 31, 2019
Service revenue(2)	$20,653	$1,211	$(272)	$21,592
Wireless equipment sales	5,606	—	—	5,606
Wireless equipment rentals	5,137	—	—	5,137
Other	1,160	85	17	1,262
Total net operating revenues	$32,556	$1,296	$(255)	$33,597

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Year Ended March 31, 2018
Service revenue(2)	$21,400	$1,514	$(328)	$22,586
Wireless equipment sales	4,524	—	—	4,524
Wireless equipment rentals	4,048	—	—	4,048
Other	1,198	65	18	1,281
Total net operating revenues	$31,170	$1,579	$(310)	$32,439

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations(1)	Consolidated
	(in millions)
Year Ended March 31, 2017
Service revenue(3)	$22,755	$1,962	$(495)	$24,222
Wireless equipment sales	4,684	—	—	4,684
Wireless equipment rentals	3,295	—	—	3,295
Other(3)	1,053	81	12	1,146
Total net operating revenues	$31,787	$2,043	$(483)	$33,347

_______________
(1) Revenues eliminated in consolidation consist primarily of wireline services provided to the Wireless segment for resale to or use by wireless subscribers.
(2) Service revenue related to the Wireless segment for the year ended March 31, 2019 excludes $3 million of hurricane-related revenue reimbursements reflected in net operating revenues in our consolidated statements of operations. Service revenue related to the Wireless segment for the year ended March 31, 2018 excludes $33 million of hurricane-related contra-revenue costs reflected in net operating revenues in our consolidated statements of operations.
(3) Sprint is no longer reporting Lifeline subscribers due to regulatory changes resulting in tighter program restrictions. We have excluded these subscribers from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale Lifeline mobile virtual network operators (MVNO). The above tables reflect the reclassification of the related Assurance Wireless prepaid revenue within the Wireless segment from Wireless services to Other of $360 million for the year ended March 31, 2017. Revenue associated with subscribers through our wholesale Lifeline MVNOs continues to remain in Other following this change.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 15.Quarterly Financial Data (Unaudited)

	Quarter
	1st	2nd	3rd	4th
	(in millions, except per share amounts)
Fiscal year 2018
Net operating revenues	$8,125	$8,433	$8,601	$8,441
Operating income (loss)	$815	$778	$479	$(1,674)
Net income (loss)(1)	$173	$207	$(145)	$(2,178)
Net income (loss) attributable to Sprint Corporation(1)	$176	$196	$(141)	$(2,174)
Basic income (loss) per common share(2)	$0.04	$0.05	$(0.03)	$(0.53)
Diluted income (loss) per common share(2)	$0.04	$0.05	$(0.03)	$(0.53)

Fiscal year 2017
Net operating revenues	$8,157	$7,927	$8,239	$8,083
Operating income	$1,163	$601	$727	$236
Net income (loss)	$206	$(48)	$7,156	$63
Net income (loss) attributable to Sprint Corporation	$206	$(48)	$7,162	$69
Basic income (loss) per common share(2)	$0.05	$(0.01)	$1.79	$0.02
Diluted income (loss) per common share(2)	$0.05	$(0.01)	$1.76	$0.02
_____________
(1) During the quarter ended March 31, 2019, the Company completed its annual impairment testing for goodwill assigned to the Wireless reporting unit and as a result, recorded a non-cash impairment charge of $2.0 billion. See Note 6. Intangible Assets.
(2) The sum of the quarterly earnings per share amounts may not equal the annual amounts because of the changes in the weighted average number of shares outstanding during the year.

Note 16.Related-Party Transactions
In addition to agreements arising out of or relating to the SoftBank Merger, Sprint has entered into various other arrangements with SoftBank, its controlled affiliates (SoftBank Parties) or with third parties to which SoftBank Parties are also parties, including arrangements for international wireless roaming, wireless and wireline call termination, real estate, logistical management, and other services.
Brightstar
We have arrangements with Brightstar US, Inc. (Brightstar), whereby Brightstar provides supply chain and inventory management services to us in our indirect channels and whereby Sprint may sell new and used devices and new accessories to Brightstar for its own purposes. To facilitate certain of these arrangements, we have extended a $700 million credit line to Brightstar to assist with the purchasing and distribution of devices and accessories. As a result, we shifted our concentration of credit risk away from our indirect channel partners to Brightstar. As Brightstar is a subsidiary of SoftBank, we expect SoftBank will provide the necessary support to ensure that Brightstar will fulfill its obligations to us under these arrangements. However, we have no assurance that SoftBank will provide such support.
The supply chain and inventory management arrangement included, among other things, that Brightstar may purchase inventory from the original equipment manufacturers to sell directly to our indirect dealers. As compensation for these services, we remit per unit fees to Brightstar for each device sold to dealers or retailers in our indirect channels. During the years ended March 31, 2019, 2018, and 2017, we incurred fees under these arrangements totaling $65 million, $93 million, and $64 million, respectively, which are recognized in "Cost of equipment sales" and "Selling, general and administrative" expenses in the consolidated statements of operations. Additionally, we have an arrangement with Brightstar whereby they perform certain of our reverse logistics including device buyback, trade-in technology and related services.
During the three-month period ended September 30, 2017, we entered into an arrangement with Brightstar whereby accessories previously procured by us and sold to customers in our direct channels are now procured and consigned to us from Brightstar. Amounts billed from the sale of accessory inventory are remitted to Brightstar. In exchange for our efforts to sell accessory inventory owned by Brightstar, we received a fixed fee from Brightstar for each device activated in our direct channels. In August 2018, the arrangement was amended and we received a share of the profits associated with the

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
sale of accessory inventory owned by Brightstar. During the years ended March 31, 2019 and 2018, Sprint earned fees under these arrangements of $194 million and $154 million, respectively, which are recognized as other revenue within "Service revenue" in the consolidated statements of operations.
Amounts included in our consolidated financial statements associated with these supply chain and inventory management arrangements with Brightstar were as follows:

	March 31,
Consolidated balance sheets:	2019	2018
	(in millions)
Accounts receivable	$187	$188
Accounts payable and accrued expenses and other current liabilities	$109	$88

	Year Ended March 31,
Consolidated statements of operations:	2019	2018	2017
	(in millions)
Equipment sales	$1,890	$1,922	$1,682
Cost of equipment sales	$1,969	$1,986	$1,600
SoftBank
Included in “Other liabilities” is $83 million payable to a SoftBank affiliate for reimbursement of legal and consulting fees in connection with the proposed merger with T-Mobile paid to third parties on behalf of Sprint.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 17.Guarantor Financial Information
On September 11, 2013, Sprint Corporation issued $2.25 billion aggregate principal amount of 7.250% notes due 2021 and $4.25 billion aggregate principal amount of 7.875% notes due 2023 in a private placement transaction with registration rights. On December 12, 2013, Sprint Corporation issued $2.5 billion aggregate principal amount of 7.125% notes due 2024 in a private placement transaction with registration rights. Each of these issuances is fully and unconditionally guaranteed by Sprint Communications (Subsidiary Guarantor), which is a 100% owned subsidiary of Sprint Corporation (Parent/Issuer). In connection with the foregoing, in November 2014, the Company and Sprint Communications completed an offer to exchange the notes for a new issue of substantially identical exchange notes registered under the Securities Act of 1933. We did not receive any proceeds from this exchange offer. In addition, on February 24, 2015, Sprint Corporation issued $1.5 billion aggregate principal amount of 7.625% notes due 2025, and on February 20, 2018, Sprint Corporation issued $1.5 billion aggregate principal amount of 7.625% senior notes due 2026, which are fully and unconditionally guaranteed by Sprint Communications.
During the years ended March 31, 2019 and 2018 there were non-cash equity distributions from the non-guarantor subsidiaries to Subsidiary Guarantor of approximately $874 million and $12.8 billion, respectively, as a result of organizational restructuring for tax purposes. As of March 31, 2019, there were $24.0 billion of intercompany notes issued by the Subsidiary Guarantor to the non-guarantor subsidiaries. The notes are subordinated to all unaffiliated third-party obligations of Sprint Corporation and its subsidiaries.
Under the Subsidiary Guarantor's secured revolving bank credit facility, the Subsidiary Guarantor is currently restricted from paying cash dividends to the Parent/Issuer or any non-guarantor subsidiary because the ratio of total indebtedness to adjusted EBITDA (each as defined in the applicable agreement) exceeds 2.5 to 1.0.
Sprint has a Receivables Facility providing for the sale of eligible wireless service, installment and certain future lease receivables. In October 2016, Sprint transferred certain directly held and third-party leased spectrum licenses to wholly-owned bankruptcy-remote special purpose entities as part of the spectrum financing transaction. In connection with each of the Receivables Facility and the spectrum financing transaction, Sprint formed certain wholly-owned bankruptcy-remote subsidiaries that are included in the non-guarantor subsidiaries' condensed consolidated financial information. Each of these is a separate legal entity with its own separate creditors who will be entitled, prior to and upon its liquidation, to be satisfied out of its assets prior to any assets becoming available to Sprint. See Note 7. Long-Term Debt, Financing and Capital Lease Obligations for additional information.
We have accounted for investments in subsidiaries using the equity method. Presented below is the condensed consolidating financial information.

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEET

	March 31, 2019
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$6,605	$377	$—	$6,982
Short-term investments	—	67	—	—	67
Accounts and notes receivable, net	96	233	3,554	(329)	3,554
Current portion of notes receivable from consolidated affiliates	—	424	—	(424)	—
Device and accessory inventory	—	—	999	—	999
Prepaid expenses and other current assets	—	9	1,280	—	1,289
Total current assets	96	7,338	6,210	(753)	12,891
Investments in subsidiaries	25,785	17,363	—	(43,148)	—
Property, plant and equipment, net	—	—	21,201	—	21,201
Costs to acquire a customer contract	—	—	1,559	—	1,559
Due from consolidated affiliates	288	2,418	—	(2,706)	—
Notes receivable from consolidated affiliates	11,883	23,567	—	(35,450)	—
Intangible assets
Goodwill	—	—	4,598	—	4,598
FCC licenses and other	—	—	41,465	—	41,465
Definite-lived intangible assets, net	—	—	1,769	—	1,769
Other assets	—	52	1,066	—	1,118
Total assets	$38,052	$50,738	$77,868	$(82,057)	$84,601

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$3,961	$—	$3,961
Accrued expenses and other current liabilities	97	230	3,599	(329)	3,597
Current portion of long-term debt, financing and capital lease obligations	—	1,373	3,184	—	4,557
Current portion of notes payable to consolidated affiliates	—	—	424	(424)	—
Total current liabilities	97	1,603	11,168	(753)	12,115
Long-term debt, financing and capital lease obligations	11,883	10,660	12,823	—	35,366
Notes payable to consolidated affiliates	—	11,883	23,567	(35,450)	—
Deferred tax liabilities	—	—	7,556	—	7,556
Other liabilities	—	807	2,630	—	3,437
Due to consolidated affiliates	—	—	2,706	(2,706)	—
Total liabilities	11,980	24,953	60,450	(38,909)	58,474
Commitments and contingencies
Total stockholders' equity	26,072	25,785	17,363	(43,148)	26,072
Noncontrolling interests	—	—	55	—	55
Total equity	26,072	25,785	17,418	(43,148)	26,127
Total liabilities and equity	$38,052	$50,738	$77,868	$(82,057)	$84,601

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEET

	March 31, 2018
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$—	$6,222	$388	$—	$6,610
Short-term investments	—	2,354	—	—	2,354
Accounts and notes receivable, net	99	248	3,711	(347)	3,711
Current portion of notes receivable from consolidated affiliates	—	424	—	(424)	—
Device and accessory inventory	—	—	1,003	—	1,003
Prepaid expenses and other current assets	5	9	561	—	575
Total current assets	104	9,257	5,663	(771)	14,253
Investments in subsidiaries	26,351	18,785	—	(45,136)	—
Property, plant and equipment, net	—	—	19,925	—	19,925
Due from consolidated affiliates	1	—	594	(595)	—
Notes receivable from consolidated affiliates	11,887	23,991	—	(35,878)	—
Intangible assets
Goodwill	—	—	6,586	—	6,586
FCC licenses and other	—	—	41,309	—	41,309
Definite-lived intangible assets, net	—	—	2,465	—	2,465
Other assets	—	185	736	—	921
Total assets	$38,343	$52,218	$77,278	$(82,380)	$85,459

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$3,409	$—	$3,409
Accrued expenses and other current liabilities	100	341	3,868	(347)	3,962
Current portion of long-term debt, financing and capital lease obligations	—	1,832	1,597	—	3,429
Current portion of notes payable to consolidated affiliates	—	—	424	(424)	—
Total current liabilities	100	2,173	9,298	(771)	10,800
Long-term debt, financing and capital lease obligations	11,887	10,381	15,195	—	37,463
Notes payable to consolidated affiliates	—	11,887	23,991	(35,878)	—
Deferred tax liabilities	—	—	7,294	—	7,294
Other liabilities	—	831	2,652	—	3,483
Due to consolidated affiliates	—	595	—	(595)	—
Total liabilities	11,987	25,867	58,430	(37,244)	59,040
Commitments and contingencies
Total stockholders' equity	26,356	26,351	18,785	(45,136)	26,356
Noncontrolling interests	—	—	63	—	63
Total equity	26,356	26,351	18,848	(45,136)	26,419
Total liabilities and equity	$38,343	$52,218	$77,278	$(82,380)	$85,459

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE (LOSS) INCOME

	Year Ended March 31, 2019
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net operating revenues:
Service	$—	$—	$22,857	$—	$22,857
Equipment sales	—	—	5,606	—	5,606
Equipment rentals	—	—	5,137	—	5,137
	—	—	33,600	—	33,600
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	—	—	6,664	—	6,664
Cost of equipment sales	—	—	6,082	—	6,082
Cost of equipment rentals (exclusive of depreciation below)	—	—	643	—	643
Selling, general and administrative	—	—	7,774	—	7,774
Depreciation - network and other	—	—	4,245	—	4,245
Depreciation - equipment rentals	—	—	4,538	—	4,538
Amortization	—	—	608	—	608
Goodwill impairment	—	—	2,000	—	2,000
Other, net	—	—	648	—	648
	—	—	33,202	—	33,202
Operating income	—	—	398	—	398
Other income (expense):
Interest income	905	2,166	682	(3,584)	169
Interest expense	(905)	(2,315)	(2,927)	3,584	(2,563)
(Losses) earnings of subsidiaries	(1,943)	(1,811)	—	3,754	—
Other income, net	—	17	1	—	18
	(1,943)	(1,943)	(2,244)	3,754	(2,376)
(Loss) income before income taxes	(1,943)	(1,943)	(1,846)	3,754	(1,978)
Income tax benefit	—	—	35	—	35
Net (loss) income	(1,943)	(1,943)	(1,811)	3,754	(1,943)
Less: Net income attributable to noncontrolling interests	—	—	—	—	—
Net (loss) income attributable to Sprint Corporation	(1,943)	(1,943)	(1,811)	3,754	(1,943)
Other comprehensive (loss) income	(71)	(71)	(49)	120	(71)
Comprehensive (loss) income	$(2,014)	$(2,014)	$(1,860)	$3,874	$(2,014)

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Year Ended March 31, 2018
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net operating revenues:
Service	$—	$—	$23,834	$—	$23,834
Equipment sales	—	—	4,524	—	4,524
Equipment rentals	—	—	4,048	—	4,048
	—	—	32,406	—	32,406
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	—	—	6,801	—	6,801
Cost of equipment sales	—	—	6,109	—	6,109
Cost of equipment rentals (exclusive of depreciation below)	—	—	493	—	493
Selling, general and administrative	—	—	8,087	—	8,087
Depreciation - network and other	—	—	3,976	—	3,976
Depreciation - equipment rentals	—	—	3,792	—	3,792
Amortization	—	—	812	—	812
Other, net	—	(55)	(336)	—	(391)
	—	(55)	29,734	—	29,679
Operating income	—	55	2,672	—	2,727
Other income (expense):
Interest income	802	1,289	11	(2,017)	85
Interest expense	(802)	(1,643)	(1,937)	2,017	(2,365)
Earnings (losses) of subsidiaries	7,389	7,784	—	(15,173)	—
Other expense, net	—	(96)	(48)	—	(144)
	7,389	7,334	(1,974)	(15,173)	(2,424)
Income (loss) before income taxes	7,389	7,389	698	(15,173)	303
Income tax benefit	—	—	7,074	—	7,074
Net income (loss)	7,389	7,389	7,772	(15,173)	7,377
Less: Net loss attributable to noncontrolling interests	—	—	12	—	12
Net income (loss) attributable to Sprint Corporation	7,389	7,389	7,784	(15,173)	7,389
Other comprehensive income (loss)	31	31	48	(79)	31
Comprehensive income (loss)	$7,420	$7,420	$7,820	$(15,252)	$7,408

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE (LOSS) INCOME

	Year Ended March 31, 2017
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net operating revenues:
Service	$—	$—	$25,368	$—	$25,368
Equipment sales	—	—	4,684	—	4,684
Equipment rentals	—	—	3,295	—	3,295
	—	—	33,347	—	33,347
Net operating expenses:
Cost of services (exclusive of depreciation and amortization included below)	—	—	7,861	—	7,861
Cost of equipment sales	—	—	6,583	—	6,583
Cost of equipment rentals (exclusive of depreciation below)	—	—	975	—	975
Selling, general and administrative	—	—	7,994	—	7,994
Depreciation - network and other	—	—	3,982	—	3,982
Depreciation - equipment rentals	—	—	3,116	—	3,116
Amortization	—	—	1,052	—	1,052
Other, net	—	—	20	—	20
	—	—	31,583	—	31,583
Operating income	—	—	1,764	—	1,764
Other (expense) income:
Interest income	790	145	21	(896)	60
Interest expense	(790)	(1,675)	(926)	896	(2,495)
(Losses) earnings of subsidiaries	(1,206)	402	—	804	—
Other expense, net	—	(78)	(22)	—	(100)
	(1,206)	(1,206)	(927)	804	(2,535)
(Loss) income before income taxes	(1,206)	(1,206)	837	804	(771)
Income tax expense	—	—	(435)	—	(435)
Net (loss) income	(1,206)	(1,206)	402	804	(1,206)
Other comprehensive income (loss)	35	35	42	(77)	35
Comprehensive (loss) income	$(1,171)	$(1,171)	$444	$727	$(1,171)

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended March 31, 2019
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$(243)	$10,672	$—	$10,429
Cash flows from investing activities:
Capital expenditures - network and other	—	—	(4,963)	—	(4,963)
Capital expenditures - leased devices	—	—	(7,441)	—	(7,441)
Expenditures relating to FCC licenses	—	—	(163)	—	(163)
Proceeds from sales and maturities of short-term investments	—	7,197	—	—	7,197
Purchases of short-term investments	—	(5,165)	—	—	(5,165)
Change in amounts due from/due to consolidated affiliates	(267)	(2,060)	—	2,327	—
Proceeds from sales of assets and FCC licenses	—	—	591	—	591
Proceeds from deferred purchase price from sale of receivables	—	—	223	—	223
Proceeds from corporate owned life insurance policies	—	110	—	—	110
Proceeds from intercompany note advance to consolidated affiliate	—	424	—	(424)	—
Other, net	—	—	69	—	69
Net cash (used in) provided by investing activities	(267)	506	(11,684)	1,903	(9,542)
Cash flows from financing activities:
Proceeds from debt and financings	—	2,000	7,307	—	9,307
Repayments of debt, financing and capital lease obligations	—	(1,798)	(7,966)	—	(9,764)
Debt financing costs	(28)	(81)	(212)	—	(321)
Proceeds from issuance of common stock, net	291	—	—	—	291
Change in amounts due from/due to consolidated affiliates	—	—	2,327	(2,327)	—
Repayments of intercompany note advance from parent	—	—	(424)	424	—
Other, net	4	—	—	—	4
Net cash provided by (used in) financing activities	267	121	1,032	(1,903)	(483)
Net increase in cash, cash equivalents and restricted cash	—	384	20	—	404
Cash, cash equivalents and restricted cash, beginning of period	—	6,222	437	—	6,659
Cash, cash equivalents and restricted cash, end of period	$—	$6,606	$457	$—	$7,063

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended March 31, 2018
	Parent/Issuer	Subsidiary Guarantor	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$(828)	$10,890	$—	$10,062
Cash flows from investing activities:
Capital expenditures - network and other	—	—	(3,319)	—	(3,319)
Capital expenditures - leased devices	—	—	(7,461)	—	(7,461)
Expenditures relating to FCC licenses	—	—	(115)	—	(115)
Proceeds from sales and maturities of short-term investments	—	7,202	—	—	7,202
Purchases of short-term investments	—	(4,112)	—	—	(4,112)
Change in amounts due from/due to consolidated affiliates	—	—	(2,730)	2,730	—
Proceeds from sales of assets and FCC licenses	—	—	527	—	527
Proceeds from deferred purchase price from sale of receivables	—	—	1,140	—	1,140
Proceeds from corporate owned life insurance policies	—	2	—	—	2
Intercompany note advance to consolidated affiliate	(1,476)	—	—	1,476	—
Other, net	—	—	1	—	1
Net cash (used in) provided by investing activities	(1,476)	3,092	(11,957)	4,206	(6,135)
Cash flows from financing activities:
Proceeds from debt and financings	1,500	—	7,029	—	8,529
Repayments of debt, financing and capital lease obligations	—	(2,587)	(5,931)	—	(8,518)
Debt financing costs	(24)	(12)	(57)	—	(93)
Call premiums paid on debt redemptions	—	(131)	—	—	(131)
Proceeds from issuance of common stock, net	—	21	—	—	21
Change in amounts due from/due to consolidated affiliates	—	2,730	—	(2,730)	—
Intercompany note advance from parent	—	1,476	—	(1,476)	—
Other, net	—	—	(18)	—	(18)
Net cash provided by (used in) financing activities	1,476	1,497	1,023	(4,206)	(210)
Net increase (decrease) in cash, cash equivalents and restricted cash	—	3,761	(44)	—	3,717
Cash, cash equivalents and restricted cash, beginning of period	—	2,461	481	—	2,942
Cash, cash equivalents and restricted cash, end of period	$—	$6,222	$437	$—	$6,659

SPRINT CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

	Year Ended March 31, 2017
	Parent/Issuer	Subsidiary Guarantor	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$(1,640)	$(1,451)	$(199)	$(3,290)
Cash flows from investing activities:
Capital expenditures - network and other	—	—	(1,950)	—	(1,950)
Capital expenditures - leased devices	—	—	(4,976)	—	(4,976)
Expenditures relating to FCC licenses	—	—	(83)	—	(83)
Proceeds from sales and maturities of short-term investments	—	4,566	55	—	4,621
Purchases of short-term investments	—	(10,010)	(55)	—	(10,065)
Change in amounts due from/due to consolidated affiliates	—	7,097	—	(7,097)	—
Proceeds from sales of assets and FCC licenses	—	—	219	—	219
Proceeds from deferred purchase price from sale of receivables	—	—	10,498	—	10,498
Proceeds from corporate owned life insurance policies	—	11	—	—	11
Intercompany note advance to consolidated affiliate	—	(414)	—	414	—
Proceeds from intercompany note advance to consolidated affiliate	—	84	—	(84)	—
Other, net	—	—	30	—	30
Net cash provided by (used in) investing activities	—	1,334	3,738	(6,767)	(1,695)
Cash flows from financing activities:
Proceeds from debt and financings	—	4,000	6,966	—	10,966
Repayments of debt and capital lease obligations	—	(3,250)	(2,167)	—	(5,417)
Debt financing costs	—	(187)	(171)	—	(358)
Proceeds from issuance of common stock, net	—	50	—	—	50
Intercompany dividends paid to consolidated affiliate	—	—	(199)	199	—
Change in amounts due from/due to consolidated affiliates	—	—	(7,097)	7,097	—
Intercompany note advance from parent	—	—	414	(414)	—
Repayments of intercompany note advance from parent	—	—	(84)	84	—
Other, net	—	—	45	—	45
Net cash provided by (used in) financing activities	—	613	(2,293)	6,966	5,286
Net increase (decrease) in cash, cash equivalents and restricted cash	—	307	(6)	—	301
Cash, cash equivalents and restricted cash, beginning of period	—	2,154	487	—	2,641
Cash, cash equivalents and restricted cash, end of period	$—	$2,461	$481	$—	$2,942